[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
Exhibit 10.43
EXCLUSIVE LICENSE AND COLLABORATION
AGREEMENT
by and between
Merck & Co., Inc.
and
GTx, Inc.

EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT
This Exclusive License and Collaboration Agreement (this “Agreement”) is made and entered into effective as of the Closing Date (defined below) and is entered into by and between Merck & Co., Inc., a corporation organized and existing under the laws of New Jersey (“Merck”), and GTx, Inc., a corporation organized and existing under the laws of Delaware (“GTx”).
RECITALS:
WHEREAS, GTx and Merck have each engaged in research and development activities relating to selective androgen receptor modulators;
WHEREAS, Merck and GTx desire to enter into a collaboration to research, develop and commercialize Compounds and Products (as hereinafter defined) upon the terms and conditions set forth herein; and
WHEREAS, Merck and GTx each desires to obtain the licenses under the patent rights and know-how controlled by the other Party that are needed to conduct such a collaboration, upon the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the receipt and sufficiency which are hereby acknowledged, Merck and GTx hereby agree as follows:
ARTICLE 1 DEFINITIONS.
Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below.
1.1	“Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§ 262 et seq., as such may be amended from time to time.

1.2	“Active Ingredient” means the material(s) in a pharmaceutical product which provide its pharmacological activity (excluding formulation components such as coatings, stabilizers or controlled release technologies).

1.3	“Affiliate” of a particular Party shall mean any corporation or other business entity that controls, is controlled by, or is in common control with such Party, where for the purposes of this definition the term “control” (with correlative meanings for the terms “controlled by” and “in common control with”) shall mean that (a) fifty percent (50%) or more (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the voting stock or general partnership interest of the applicable Party are owned, controlled or held, directly or indirectly, by the subject entity.

1.4	“Agreement” shall have the meaning given such term in the preamble to this document.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.5	“Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.6	“Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.7	“Cancer Trial” shall have the meaning set forth in Section 4.3.2.

1.8	“Change of Control” shall mean with respect to a Party: (1) the sale of all or substantially all of such Party’s assets or business relating to the subject matter of this Agreement; (2) a merger, reorganization or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (3) a person or entity, or group of persons or entities, acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of such Party.

1.9	“Clinical Trial” shall mean a Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, and/or Post-approval Clinical Trial.

1.10	“Closing Conditions” shall have the meaning provided in Section 13.3.

1.11	“Closing Date” shall mean the date when the Closing Conditions have been met.

1.12	“Collaboration Compound” shall mean a Compound that is initially synthesized during the R&D Collaboration Term as a result of the Collaboration and is determined to be a SARM by the JRC. For avoidance of doubt, “Collaboration Compound” does not include any GTx Compound or Merck Compound, including any prodrug, salt, base, acid, solvate, or any polymorph, racemate, isomer or metabolite thereof.

1.13	“Collaboration” shall mean the Research Program activities, Development Program activities and commercialization activities undertaken by the Parties and their respective Affiliates in the Field as set forth in ARTICLE 3, ARTICLE 4, and ARTICLE 5.

1.14	“Combination Product” shall mean either (a) any pharmaceutical product that consists of a Compound and at least one other Active Ingredient that is not a Compound, or (b) any combination of a Compound and another pharmaceutical product that contains at least one other Active Ingredient that is not a Compound where such products are not formulated together but are sold together as a single product and invoiced as one product. All references to Product in this Agreement shall be deemed to include Combination Product.

1.15	“Commercialization Committee” shall have the meaning set forth in 5.1.
1.16	“Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party and its Affiliates with respect to any objective for the Collaboration, the reasonable, diligent, good faith efforts to accomplish such objective as such Party and its Affiliates would normally use to accomplish a similar objective under similar circumstances. It is understood and agreed that with respect to the research, development and sale of Product by either Party, such efforts shall be substantially equivalent to those efforts and resources commonly used by such Party and its Affiliates for pharmaceutical products owned by it or to which it has rights, which

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.

product is at a similar stage in its development or product life and is of similar market potential taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval given the Regulatory Authority involved, the profitability of the product including the amounts payable to licensors of patent or other intellectual property rights, alternative products and other relevant factors. The Parties agree that Commercially Reasonable Efforts shall be determined on a market-by-market and Indication-by-Indication basis for a particular Product. It is acknowledged that the level of efforts expended by a particular Party under the Collaboration may be different for different markets, and may change over time, reflecting changes in the status of the Product and the market(s) involved. Notwithstanding the foregoing, the obligation of a Party to engage in Commercially Reasonable Efforts with respect to any Product is expressly conditioned upon the continuing absence of any adverse condition or event relating to the safety or efficacy of the Product, and the obligation of either Party to develop or market any such Product shall be delayed or suspended so long as in such Party’s good faith opinion any such condition or event exists. If a Party decides that it will suspend its efforts in developing or marketing a Product on account of an adverse condition or event relating to the safety or efficacy of the Product, it shall so notify the JSC, which will determine how long such efforts shall be suspended.
1.17	“Competing Pharma Change of Control” shall mean a Change of Control in which a pharmaceutical or biotechnology company (or group of pharmaceutical or biotechnology companies acting in concert) (a) for whom collective worldwide sales of human pharmaceutical products in the Calendar Year that preceded the Change of Control were [ * ] or more, or (b) have a research, development or commercialization program for a [ * ], is the acquirer (by asset purchase, merger, consolidation, reorganization or otherwise) as part of such Change of Control.

1.18	“Compound” shall mean a SARM or a prodrug, salt, base, acid, solvate, or any polymorph, racemate, isomer or metabolite thereof that is Controlled by Merck and/or GTx.

1.19	“Control”, “Controls” or “Controlled by” shall mean with respect to any material, item of Information, or intellectual property right under GTx Patent Rights or GTx SARM Know-How or Merck SARM Know-How or Merck Patent Rights, that the applicable Party (or its Affiliate) owns or has a license under such material, item of Information or intellectual property or right and has the ability to grant to the other Party access to and a license or sublicense (as applicable) under such material, item or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.

1.20	“Development Candidate” shall mean a preparation containing a Compound which the JRC has identified for commencement of dosing of the first animal in a study under conditions meeting Good Laboratory Practices, where the JRC has determined that such study is intended to support the filing of an IND.

1.21	“Development Program” shall have the meaning set forth in Section 4.1.

1.22	“Early Development Committee” or “EDC” shall have the meaning set forth in Section 4.1.

1.23	“Early-Stage Development” shall mean (i) the activities to be conducted regarding the planning and execution, of pre-clinical and clinical development of a particular Product, beginning upon identification of a Compound as Development Candidate, and ending with the completion of

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.

Phase IIB Clinical Studies, including the conduct of GLP toxicology studies conducted for the purpose of obtaining an IND, the design of Clinical Trials and determination of which Products should be developed for particular Indications; and (ii) any interactions with any Regulatory Authority regarding such activities.
1.24	“Exclusivity Period” shall mean the period commencing with the Closing Date, and continuing until the expiration of the R&D Collaboration Term; provided, however that such Exclusivity Period shall expire [ * ].

1.25	“Execution Date” shall mean the date that this Agreement is last executed by both Parties.

1.26	“Field” shall mean the use of Compound and Products for any and all purposes.

1.27	“Filing” of an NDA shall mean the acceptance by the applicable Regulatory Authority of an NDA for filing (which shall mean the date of filing if the applicable regulatory jurisdiction does not have an “acceptance” process or requirement).

1.28	“First Commercial Sale” shall mean, with respect to any particular Product, the first sale for end use or consumption of such Product in the applicable country, excluding, however, any sale or other distribution for use in a Clinical Trial.

1.29	“Follow-up Compounds” shall mean any Compound other than a Lead Compound that is Controlled by either Party; provided, however, that [ * ].

1.30	“GLP” or “Good Laboratory Practice” shall mean the applicable then-current standards for laboratory activities for pharmaceuticals or biologicals, as set forth in the Act and any regulations or guidance documents promulgated thereunder, as amended from time to time, together with any similar standards of good laboratory practice as are required by any Regulatory Authority in the Territory.

1.31	“GTx” shall have the meaning given such term in the preamble to this Agreement.

1.32	“GTX Background Patent Rights” shall mean GTx Patent Rights which exist as of the Execution Date, including, but not limited to, those listed on Schedule 1.32.

1.33	“GTX Background SARM Know-How” shall mean SARM Know-How Controlled by GTx which exists as of the Execution Date.

1.34	“GTx Compound” shall mean (i) Ostarine, (ii) the other identified GTx Compounds listed in Schedule 1.34 hereto and (iii) any other Compound that is Controlled by GTx as of the Execution Date or during the R&D Collaboration Term, but not including any Collaboration Compound.

1.35	“GTx Information and Inventions” shall mean all protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, resulting from the performance of the Collaboration solely by employee(s) of GTx and/or its Affiliate(s), or other persons not employed by Merck or GTx and/or their Affiliate(s), who are acting on behalf of GTx and/or its Affiliate(s).

1.36	“GTx Patent Rights” shall mean Patent Rights which during the Term are Controlled by GTx or its Affiliate (including, but not limited to, GTX Background Patent Rights) which: (i) claim or cover the Compound(s) and/or Product(s), including but not limited to any improvements,

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.

methods of use or methods of manufacture thereof; or (ii) claim or cover GTx Information and Inventions or Joint Information and Inventions.
1.37	“GTx Program Patent Rights” shall mean GTx Patent Rights that claim or cover GTx Information and Inventions.

1.38	“GTx SARM Know-How” shall mean SARM Know-How which during the Term is Controlled by GTx, (including without limitation GTx Background SARM Know-How, GTx Information and Inventions and GTx’s rights in Joint Information and Inventions).

1.39	“GTx SARM Program Scientists” shall mean GTx’s key clinical and scientific SARMs experts in medicinal chemistry, molecular modeling, pharmacology, screening, preclinical modeling and clinical development.

1.40	“GTx Trademarks” shall mean those trademarks set forth in Schedule 1.40, including Ostarine™.

1.41	“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1974, as amended, 15 U.S.C. §18A.

1.42	“HSR Clearance Date” means the earliest date on which both Parties have actual knowledge that the following conditions, collectively, have been achieved: (a) the waiting period under the HSR Act shall have expired or earlier been terminated; (b) no injunction (whether temporary, preliminary or permanent) prohibiting consummation of the transactions contemplated by this Agreement or any material portion hereof shall be in effect; and (c) no requirements or conditions shall have been imposed by the United States Department of Justice or Federal Trade Commission (as applicable) in connection with the filings by the Parties under the HSR Act, other than requirements or conditions that are satisfactory to the Party on whom such requirements or conditions are imposed.

1.43	“IND” shall mean an Investigational New Drug application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.44	“Indication” shall mean the prevention, treatment and/or modulation of a loss of muscle mass, muscle strength/ function and/or bone mass (or other indications agreed by the Parties (e.g., [ * ])) as a result of a separate and distinct disease or medical condition in humans for which a Product that is in Clinical Trials is intended to treat, prevent and/or modulate and/or for which a Product has received Marketing Authorization. For clarity, the following identified indications (“Identified Indications”) shall each be considered separate Indications: [ * ].
1.44.1	[ * ]

1.44.2	[ * ]

1.44.3	[ * ]

1.44.4	[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.

1.44.5	[ * ]

1.44.6	[ * ]
1.45	“Information” shall mean any and all information, results and data, including without limitation all discoveries, improvements, processes, formulations, methods, protocols, formulas, techniques, inventions, know-how and trade secrets, patentable or otherwise, and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data.

1.46	“Initiates”, “Initiated” or “Initiation” shall mean, with respect to a Clinical Trial, the first administration of a dose to a subject or patient in such Clinical Trial.

1.47	“Invention” shall mean any Information, composition of matter, or article of manufacture, that is developed, generated, made, conceived and/or reduced to practice by or on behalf of a Party (or its Affiliate) through the performance of activities conducted as a result of the Collaboration. Inventorship of such Invention shall be determined in accordance with United States patent laws, and ownership of such Invention shall be determined according to this Agreement.

1.48	“Joint Information and Inventions” shall mean protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, resulting from the performance of the Collaboration, which are developed or invented jointly by employee(s) of Merck and/or its Affiliate(s) and/or a Third Party acting on behalf of Merck and/or its Affiliate(s), on the one hand, and GTx and/or its Affiliate(s) and/or a Third Party acting on behalf of GTx and/or its Affiliate(s), on the other hand.

1.49	“Joint Patent Rights” shall mean Patent Rights that claim or cover (i) Joint Information and Inventions; and/or (ii) Collaboration Compounds, including but not limited to any improvements, method of use or methods of manufacture thereof.

1.50	“Joint Research Committee” or “JRC” shall have the meaning set forth in Section 3.1.

1.51	“Joint Steering Committee” or “JSC” shall have the meaning set forth in Section 2.2.

1.52	“Late Development Committee” or “LDC” shall have the meaning set forth in Section 4.1.

1.53	“Late-Stage Development” shall mean activities to be conducted regarding (i) Phase III Clinical Studies, beginning with the decision to commence Phase III Clinical Studies for such Product for a particular Indication or Indications, including clinical trial designs for Phase III Clinical Studies and the determination of which Products will be developed for which Indications; (ii) any Post-approval Clinical Trials for a particular Product; and (iii) any interactions with any Regulatory Authority regarding such activities.

1.54	“Lead Compound” shall mean any of (i) Ostarine; (ii) [ * ]; or (iii) [ * ].

1.55	“Major Market” shall mean any one of the following countries: United States, Japan, the United Kingdom, France, Germany, Italy or Spain.
1.56	“Marketing Authorization” shall mean all approvals from the relevant Regulatory Authority necessary to market and sell a Product in a particular country (including, without limitation all

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.

applicable pricing and governmental reimbursement approvals even if not legally required to sell Product in a country); provided that if the foregoing approvals have not all yet been achieved in a particular country as of the First Commercial Sale in such country, Marketing Authorization shall be deemed to have occurred as of the date of such First Commercial Sale in such country.
1.57	“Material Patent Document” shall mean, with respect to any Joint Patent Rights or Patent Rights of a particular Party being prosecuted: any restriction requirement, office action, notice of allowability, notice of allowance, notice of issuance, certificate of correction, and any other received document that is material to the prosecution of the applicable application, and all to the extent received from a United States or foreign patent office on or after the Execution Date.

1.58	“Material Patent Draft” shall mean, with respect to any Joint Patent Rights or Patent Rights of a particular Party being prosecuted: any draft of a patent application, amendment to a patent application, response to restriction requirement, response to an office action, request for certificate of correction, and any other patent prosecution document that is material to the prosecution of the applicable application including assignments and information disclosure statements, prepared by or on behalf of GTx or Merck or an Affiliate of either Party, in close to final form and prior to filing with the applicable patent office.

1.59	“Merck Background Patent Rights” shall mean Merck Patent Rights which exist as of the Execution Date, including, but not limited to those listed on Schedule 1.59.

1.60	“Merck Background SARM Know-How” shall mean Merck SARM Know-How which exists as of the Execution Date.

1.61	“Merck Compound” shall mean (i) the Compounds [ * ]; and (ii) any other Compound that is Controlled by Merck as of the Execution Date or during the R&D Collaboration Term, but not including any Collaboration Compound.

1.62	“Merck Information and Inventions” shall mean all protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, resulting from the performance of the Collaboration solely by employee(s) of Merck and/or its Affiliate(s), or other persons not employed by Merck and/or its Affiliate(s) who are acting on behalf of Merck and/or its Affiliate(s).

1.63	“Merck Patent Rights” shall mean Patent Rights which during the Term are Controlled by Merck or its Affiliate, including, but not limited to, the Merck Background Patent Rights which: (i) claim or cover Compound(s) and/or Product(s) including without limitation any improvements, method of use or methods of manufacture thereof; or (ii) claim or cover Merck Information and Inventions or Joint Information and Inventions

1.64	“Merck Program Patent Rights” shall mean Merck Patent Rights that claim or cover Merck Information and Inventions.

1.65	“Merck SARM Know-How” shall mean SARM Know-How which during the Term is Controlled by Merck or its Affiliate, (including without limitation Merck’s Background SARM Know-How, Merck Information and Inventions and Merck’s rights in Joint Information and Inventions).

1.66	“Merck” shall have the meaning given such term in the preamble to this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.

1.67	“NDA” shall mean a New Drug Application, Biologics License Application, Worldwide Marketing Application, Marketing Application Authorization, filing pursuant to Section 510(k) of the Act, or similar application or submission for Marketing Authorization of a Product filed with a Regulatory Authority to obtain marketing approval for a biological, pharmaceutical or diagnostic product in that country or in that group of countries.

1.68	“Net Sales” shall mean the gross invoice price (not including value added taxes, sales taxes, or similar taxes) of Product sold by Merck or its Related Parties to the first Third Party after deducting, if not previously deducted, from the amount invoiced or received:
(a)	trade and quantity discounts (other than early payment cash discounts) off of the invoice price, to the extent actually incurred or allowed;

(b)	amounts actually credited, rebated or allowed for rejections or returns of Product;

(c)	retroactive price reductions that are actually allowed or granted;

(d)	sales commissions paid to non-Affiliated Third Party distributors and/or selling agents who are not employees of Merck, its Affiliates or sublicensees;

(e)	an amount equal to [ * ] percent ([ * ]%) of the amount invoiced to cover early payment cash discounts, bad debt, transportation expenses related to the sale of Product and custom duties imposed and with reference to the sale of Product; and

(f)	if applicable as to the Product sold, Merck’s standard inventory cost, using Merck’s standard internal system for determining such costs across all its products consistently applied, of a Product Delivery Device (as defined below) that is sold with the Product. A “Product Delivery Device” shall mean a device or delivery system that is used for administering or delivering a Product (such as a syringe, inhaler or specialized drug delivery system) and is sold accompanying such Product, such as in a sterile kit, but will not include packaging items such as bottles used to hold Product in tablet form;
Gross invoice price of Product sold and the deductions allowed in Sections 1.67(a)-(f) shall be calculated in accordance with Merck’s internal accounting procedures, consistently applied.
[ * ]
1.69	“Ostarine” shall mean [ * ] .

1.70	“Party” shall mean Merck or GTx, individually, and “Parties” shall mean Merck and GTx, collectively.

1.71	“Patent Rights” shall mean any and all patents and patent applications in the Territory (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including any and all divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, extensions, supplementary protection certificates, pediatric exclusivity periods and the like of any such patents and patent applications, and foreign equivalents of the foregoing.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.

1.72	“Phase I Clinical Study” shall mean a controlled human clinical study that would satisfy the requirements of 21 CFR 312.21(a), designed to provide evidence of safety and tolerability, metabolism, and pharmacological activity, the adverse experiences associated with increasing doses, and, possibly, early evidence of efficacy of a Compound. Any clinical study in healthy volunteers is a Phase I Clinical Study.

1.73	“Phase II Clinical Study” shall mean a controlled human clinical study that would satisfy the requirements of 21 CFR 312.21(b), conducted to study the effectiveness and establish the dose range of a Product for a particular Indication in patients with the disease or condition under study, including a Phase IIA Clinical Study or Phase IIB Clinical Study.

1.74	“Phase IIA Clinical Study” shall mean a relatively small Phase II Clinical Study designed to study the effectiveness of a particular Product against placebo or other positive controls for a particular Indication in patients with the disease or condition under study, including narrowing the optimal dose, the potential utility, and common short-term side effects of the Product.

1.75	“Phase IIB Clinical Study” shall mean a relatively longer and larger Phase II Clinical Study designed to study the effectiveness of different doses of a particular Product against placebo or other positive controls for a particular Indication in patients with the disease or condition under study, which is determined by the PDC to be a Phase IIB Clinical Study.

1.76	“Phase III Clinical Study” shall mean a large, controlled or uncontrolled Clinical Study that would satisfy the requirements of 21 CFR 312.21(c), intended to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug and to provide an adequate basis for physician labeling.

1.77	“Post-approval Clinical Trial” shall mean a human clinical trial in any country that is conducted after Marketing Authorization has been obtained, and is not conducted for the purpose of obtaining Marketing Authorization for a Product; provided, however, that if a Regulatory Authority requires the subsequent conduct of a Clinical Trial as a condition of obtaining a Marketing Authorization, such Clinical Trial will nevertheless be deemed to be a Post-approval Clinical Trial.

1.78	“Product(s)” shall mean any pharmaceutical preparation in finished dosage form containing a Compound either (i) for sale by prescription, over-the-counter or any other method; or (ii) for administration to human subjects or patients in a Clinical Trial, for any and all uses in the Field, including without limitation any Combination Product.

1.79	“Product Development Committee” or “PDC” shall have the meaning set forth in Section 4.1.

1.80	“Program Patent Rights” shall mean GTx Program Patent Rights, Joint Program Patent Rights and Merck Program Patent Rights.

1.81	“R&D Collaboration Term” shall mean the period during the Term that either Party is engaged in any activities under the Research Program or Development Program.

1.82	“Registration Rights Agreement” shall have the meaning ascribed to it in Section 1.1 of the Stock Purchase Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.

1.83	“Regulatory Authority” shall mean any applicable government regulatory authority involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of a Product in the Territory, including, in the United States, the United States Food and Drug Administration and any successor governmental authority having substantially the same function.

1.84	“Related Party” shall mean each of Merck, its Affiliates, and their respective sublicensees (which term does not include distributors), as applicable.

1.85	“Research Program” shall have the meaning set forth in Section 3.1.

1.86	“Safety” shall mean the absence of adverse experiences associated with the administration of a drug to a patient that are significant, serious or life threatening to the patient or demonstrate significant toxicological effect(s) of such drug on one or more body tissues that are not balanced by a countervailing benefit to the patient. The Safety of a product will be determined in view of the risk to benefit relationship of such product in the relevant patient population.

1.87	“SARM Know-How” shall mean any information and materials, including but not limited to, discoveries, improvements, processes, methods, protocols, formulas, data, inventions know-how and trade secrets, patentable or otherwise, which during the Term, (i) are Controlled by either Party, (ii) are not generally known, (iii) relate to SARMs and (iv) are necessary or useful to the other Party in the exercise and performance of its rights and obligations under this Agreement.

1.88	“SARM” shall mean a tissue-selective small molecule ligand whose primary pharmacologic effect at any concentration or dose observed in vitro or in vivo is mediated by the androgen receptor, [ * ].

1.89	“Shares” shall have meaning ascribed to it in Section 1.1 of the Stock Purchase Agreement.

1.90	“Shelf Registration Statement” shall have meaning ascribed to it in Section 2.01(a) of the Registration Rights Agreement.

1.91	“Stock Purchase Agreement” shall mean the Stock Purchase Agreement executed by the Parties on even date with the Execution Date.

1.92	“Term” shall have the meaning set forth in Section 14.1.

1.93	“Territory” shall mean all of the countries in the world, and their territories and possessions.

1.94	“Third Party” shall mean an entity other than Merck and its Related Parties, and GTx and its Affiliates.

1.95	“UT” shall mean the University of Tennessee.

1.96	“UTRF” shall mean the University of Tennessee Research Foundation.

1.97	“UTRF SARM License” shall mean the Consolidated, Amended and Restated License Agreement dated July 24, 2007, by and between GTx and UTRF pertaining to GTX Background Patent Rights and GTX Background SARM Know-How.

1.98	“Valid Patent Claim” shall mean a claim of an issued and unexpired patent, including those with an extended term under patent term adjustment, patent term extension or pediatric exclusivity

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.

which are included within the Joint Patent Rights, GTx Patent Rights or Merck Patent Rights claiming the composition of matter of a Compound or use of Compound which would be infringed by the unauthorized sale or use of the Compound or Product in the country of sale, which claim has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction (which decision is no longer appealable), and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise (including such claim during the term of any statutory or regulatory exclusivity periods that relate back to or apply to that claim).
ARTICLE 2 COLLABORATION
2.1	General. Merck and GTx shall engage in a worldwide Collaboration regarding the research, development and commercialization of Compounds in the Field, pursuant to the terms and conditions of this Agreement. The Collaboration will be conducted under the oversight of the Joint Steering Committee or “JSC” (described in Section 2.2). The JSC shall oversee and resolve disputes regarding (i) the Research Program (described in Section 3.1), which shall be managed by the Joint Research Committee or “JRC” (described in Section 3.3); (ii) the Development Program (described in Section 4.1), which shall be managed by the Product Development Committee or “PDC” (described in Section 4.6); and manufacture, marketing and sale of Product(s), which shall be managed by the Commercialization Committee or “CC” (described in Section 5.1).

2.2	Joint Steering Committee. The Collaboration shall be overseen by the Joint Steering Committee (“JSC”). The JSC shall focus primarily on strategic issues relating to the research and development of Compounds and Products in the Field and aim to solve any issues referred to it by the JRC, PDC, or CC. Such oversight shall include providing guidance on the types of Indications to pursue for Compounds, new formulations that may be beneficial for Compound delivery, and the types of Compounds that the Parties should develop for new Indications.
2.2.1	Conduct of the JSC. The JSC will be comprised of an equal number of senior management members not to exceed three per Party, from each of Merck and GTx, or its respective Affiliates, including one co-chairman appointed by each Party or its respective Affiliates. The members will each have appropriate qualifications to participate on behalf of the Parties relating to Products, considering the stage of development and commercialization of the Products. Either Party may replace any of its representatives at any time, and from time to time, by giving written notice to the other Party. Each Party shall promptly fill any vacancy to the JSC caused by the resignation or removal of any of its representatives. The initial members of the JSC shall be appointed by each of the Parties within thirty (30) calendar days following the Execution Date. At any time commencing ten (10) years from the Closing Date, GTx may elect to relinquish its membership in the JSC, and if and when GTx shall make such an election, the JSC shall be composed of such Merck employees as Merck shall determine.

2.2.2	Meetings. The JSC shall meet in accordance with a schedule established by mutual agreement of the co-chairmen, but no less frequently than once per Calendar Quarter, with the location for such meetings alternating between GTx and Merck facilities (or such other location that may be determined by the co-chairmen). Alternatively, the JSC may meet by means of teleconference, videoconference or other similar communications equipment. Special meetings of the JSC may be called on at least

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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fifteen (15)  calendar days notice by agreement of the co-chairmen. The decisions of the JSC shall at all times be decided by unanimous agreement of its members. Each Party shall keep the other Party regularly and fully apprised through the meetings of the JSC and quarterly written reports of the plans, results and developments in their respective research and development of Compounds and Products. Each Party’s representatives on the JSC shall disclose to the other Party’s representatives on the JSC, within a reasonable period of time, all Information and documentation in their respective Control relating to the research of Compounds that is reasonably necessary, in each Party’s opinion, for each Party’s representatives to participate in the proceedings of the JSC.
2.2.3	Disputes. The JSC shall resolve any disputes that may arise in the administration of the Research Program, Development Program, or Commercialization Program. In the event that the JSC fails to reach agreement on an issue within its area of oversight, the matter will be referred by both co-chairmen of the JSC to the President of Merck Research Laboratories (in the event of a dispute regarding research or development activities) or Merck’s President of Global Human Health (in the event of a dispute regarding commercialization activities) and the Chief Executive Officer of GTx for resolution. The final resolution of matters (i) relating to Research Program matters referred to the JSC by the JRC shall be as set forth in Section 3.3.3; (ii) relating to Development Program matters referred to the JSC by the PDC shall be as set forth in 4.6.3; and (iii) relating to matters regarding commercialization of a Product referred to the JSC by the CC shall be as set forth in Section 5.2.3. For clarity, the JSC cannot modify or amend any terms of this Agreement.
2.3	General Rules Regarding the Conduct of Committee Meetings Under the Collaboration.
2.3.1	Additional Representatives; Subcommittees for JSC, JRC, PDC or CC. Additional representative(s) or consultant(s) may from time to time, by mutual consent of the Parties, be invited to attend JSC, JRC, PDC and CC meetings, subject to such representative’s or consultant’s written agreement to comply with the requirements of Section 7.1. The relevant committee may delegate such of its oversight and responsibilities to one or more of its members or to a sub-committee or sub-committees (to be equally represented by the Parties). The decisions of any sub-committee shall be reported to the relevant committee and subject to the approval of such committee.

2.3.2	Exchange of Information. Prior to the JSC, JRC, PDC or CC meetings, the Parties shall exchange written summaries of the matters to be presented to the Committee, which shall include a description of its activities and progress under the relevant portion of the Collaboration, including details of any GTx Information and Inventions, Merck Information and Inventions, and Joint Information and Inventions, and such other information that may reasonably be useful for the other Party to follow the progress of its activities and progress (including details of any problems, delays or extraordinary incidents) and any proposals it they may have with regard to the further activities and progress under the Collaboration. The Parties may establish a secure electronic database for the purpose of sharing such information. At committee meetings, the Parties, will share Information arising from the performance of such activities of the Collaboration being managed or overseen by such committee,

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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and any Information exchanged at such committee meetings shall be appropriately documented in the minutes.
2.4	Exclusivity. During the Exclusivity Period, neither Party nor their respective Affiliates shall, directly or indirectly through Third Parties working at the direction of or in collaboration with such Party or its Affiliates, engage in discovery, research, development, manufacturing or commercialization activities regarding SARMs, except pursuant to this Agreement. Any SARMs that are purchased, in-licensed or otherwise acquired by either Party from any Third Party during the Exclusivity Period shall be deemed to be Compounds Controlled by such Party and subject to the terms and conditions of this Agreement. Subject to the provisions of Section 15.2.3 in the event of a GTx Change of Control, the foregoing shall not in any way prohibit an entity that is the acquiring party in effecting a Change of Control of a Party from continuing to carry out and progress forward, outside and independent of this Agreement and without restriction under this Section 2.4, a program relating to SARMs that was ongoing at the time of such Change of Control.

2.5	Services of Third Parties. Merck and GTx shall each be entitled to utilize the services of Third Parties to perform its Collaboration activities as approved by the relevant committee, provided that such services are conducted in a manner that is consistent with this Agreement (including but not limited to Section 7.2.2) and preserves the rights of the Parties under this Agreement. Each Party shall remain at all times fully liable for its respective responsibilities under the Collaboration and the activities of any Third Parties utilized in connection therewith.

2.6	Records and Reports.
2.6.1	Records. Each Party and its Affiliates shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved in the performance of the Research Program and/or Development Program by such Party and its Affiliates.

2.6.2	Copies and Inspection of Records. Upon request, in furtherance of a patent or regulatory filing being performed by a Party or its designee, each Party shall provide to the other in a timely manner copies of records referred to in Section 2.6.1. The Party to whom such information is disclosed shall maintain all such records and the information disclosed therein in confidence in accordance with Section 7.1.

2.6.3	Consultations. Each Party, in fulfilling its rights and obligations under the Research Program and/or Development Program, shall have the right to arrange for its employee(s) and/or consultant(s) involved in Research Program and/or Development Program activities to visit the offices and laboratories of the other Party and any of its Third Party contractors as permitted under Section 2.5 during normal business hours and upon reasonable notice, and to discuss the Collaboration work and its results in detail with the technical personnel and consultant(s) of the other Party, and to review and copy the records described in Section 2.6.1.
2.7	Alliance Managers. Merck and GTx each shall appoint a person (an “Alliance Manager”) to coordinate its part of the Collaboration. The Alliance Managers shall be the primary contact between the Parties with respect to the Collaboration. Each Party shall notify the other within thirty (30) days of the Closing Date of the appointment of its Alliance Manager and shall notify the other Party as soon as practicable upon changing this appointment.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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2.8	GTx SARM Program Scientists. In the event that any of the personnel comprising GTx SARM Program Scientists (including GTx’s Chief Scientific Officer, Chief Medical Officer, Vice President, Preclinical Research & Development and Director of Medicinal Chemistry) shall no longer work as a GTx SARM Program Scientist, or should any of these persons no longer be GTx employees, GTx will promptly notify Merck of such event, and GTx will use Commercially Reasonable Efforts to replace the vacant position(s) with demonstrably equal or better qualified individual(s) to support GTx’s research activities described in Section 3.1.

2.9	Compliance. GTx and Merck each shall conduct the Collaboration in compliance with all applicable laws, rules and regulations, including, without limitation, current Good Manufacturing Practices and Good Laboratory Practice and all applicable aspects of Federal Policy (as such term is defined in Section 2.3 of the UTRF SARM License). In addition, if animals are used in research hereunder, both Parties will comply with the Animal Welfare Act or any other applicable local, state, national and international laws and regulations relating to the care and use of laboratory animals. Both Parties are encouraged to use the highest standards, such as those set forth in the Guide for the Care and Use of Laboratory Animals (NRC, 1996), for the humane handling, care and treatment of such research animals. Any animals which are used in the course of the Collaboration or products derived from those animals, such as eggs or milk, will not be used for food purposes, nor will these animals be used for commercial breeding purposes. Each Party shall notify the other Party in writing of any deviations from applicable regulatory or legal requirements. Each Party hereby certifies that it has not employed or otherwise used in any capacity and will not employ or otherwise use in any capacity, the services of any person debarred under United States law, including but not limited to Section 21 USC 335a, in performing any portion of the Collaboration.

2.10	Use of Human Materials. If any human cell lines, tissue, human clinical isolates or similar human-derived materials (“Human Materials”) have been or are to be collected and/or used in the Collaboration, the Party collecting such Human Materials (“Collecting Party”) shall assure (i) that it has complied, or shall comply, with all applicable laws, guidelines and regulations relating to the collection and/or use of the Human Materials and (ii) that it has obtained, or shall obtain, all necessary approvals and appropriate informed consents, in writing, for the collection and/or use of such Human Materials. The Party collecting such Human Materials shall provide documentation of such approvals and consents upon the other Party’s request. The Collecting Party shall further assure that such Human Materials may be used as contemplated in this Agreement without any obligations to the individuals or entities (“Providers”) who contributed the Human Materials, including, without limitation, any obligations of compensation to such Providers or any other Third Party for the intellectual property associated with, or commercial use of, the Human Materials for any purpose unless otherwise previously approved by the JSC.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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2.11	Information and Inventions. The entire right, title and interest in:
2.11.1	Subject to Section 2.11.4, GTx Information and Inventions shall be owned solely by or exclusively licensed to GTx;

2.11.2	Subject to Section 2.11.4, Merck Information and Inventions shall be owned solely by Merck;

2.11.3	Joint Information and Inventions shall be owned jointly by GTx (or owned by UTRF and exclusively licensed to GTx) and Merck; and

2.11.4	Information and Inventions regarding Collaboration Compounds, including but not limited to any improvements, methods of use or methods of manufacture thereof, shall be owned jointly by GTx and Merck.
Each Party shall promptly disclose to the other Party in writing the development, making, conception or reduction to practice of Merck Information and Inventions, GTx Information and Inventions and Joint Information and Inventions, as applicable. Subject to the terms and conditions of this Agreement, each Party shall have the non-exclusive right to use and to grant licenses under its interest in Joint Information and Inventions outside the Field as it deems appropriate without the consent of or any obligation to the other Party as long as any such grant does not conflict with or otherwise violate any term of this Agreement.
ARTICLE 3 RESEARCH PROGRAM; TECHNOLOGY TRANSFER
3.1	Conduct of Research Program. GTx and Merck each shall exercise Commercially Reasonable Efforts, under the direction of the Joint Research Committee (“JRC”) to engage in basic research and medicinal chemistry activities for the purpose of identifying Development Candidates (the “Research Program”). The Parties shall work together to further develop the necessary assays and models to further characterize the Lead Compounds and the Follow-up Compounds, and to develop a robust platform for identifying Compounds for pre-clinical and clinical development. Within thirty (30) days after the Closing Date, the JRC shall commence good faith discussions regarding the establishment of a work plan for the Research Program, including expected Product profiles for one or more Indications, and the timelines and procedures the JRC will be following in reviewing the basic research and medicinal chemistry activities of the Parties to identify Development Candidates. Any work plan approved by the JRC shall be reviewed and updated as appropriate from time to time, but no less frequently than once per Calendar Year.

It is the intention of the Parties that GTx will be primarily responsible for conducting research activities to (and shall use Commercially Reasonable Efforts to) identify, synthesize and biologically characterize a sufficient number of SARMs, utilizing its SARM expertise and personnel, to provide sufficient information to the JRC for the JRC to identify at least [ * ] Collaboration Compounds that the JRC determines meet the criteria for a Development Candidate during the [ * ] period following the Closing Date. GTx shall undertake Commercially Reasonable Efforts, at its expense (subject only to Merck’s funding obligations pursuant to Section 8.1) to provide sufficient basic research resources, including research scientists and technicians, to identify, screen and characterize sufficient SARMs to meet this goal, based on one or more Product profiles agreed upon by the JRC.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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Merck shall provide GTx with additional research resources (for example providing GTx with high throughput screening and molecular profiling), as agreed upon by the Parties in a work plan approved by the JRC from time to time As set forth in Section 3.2.1, the Parties shall exchange information promptly after the Closing Date, including making available to those scientists designated by each of the Parties to conduct activities under the Research Program their respective SARM structures, related data and material to effectively pool their collective resources and expertise for the benefit of the Collaboration.
3.2	Exchange of SARM Know-How; Materials.
3.2.1	SARM Know-How. Promptly after the Closing Date, both Parties shall commence collaborating on the Research Program through the exchange of personnel, materials, reagents and technology, including providing information regarding all work regarding identified Compounds, and other potential Compounds identified by GTx.
(a)	GTx shall disclose to Merck in English and in writing or in an electronic format all GTx SARM Know-How not previously disclosed. GTx shall also promptly provide Merck with Information in its possession relative to the manufacturing, formulation, and packaging of Ostarine and any and all Compounds. Further GTx shall provide (at GTx’s expense) the personnel and appropriate tech transfer for Merck to assume manufacturing of all Lead Compounds

(b)	Merck shall disclose to GTx in English and in writing or in an electronic format all Merck SARM Know-How not previously disclosed. During the R&D Collaboration Term, the Parties shall continue to exchange SARM Know-How pursuant to procedures established by the JRC.
3.2.2	Materials. Except for Compounds that are subject to the Development Program, Materials exchanged pursuant to the Research Program are not to be used in humans, nor shall any such materials, or any derivatives, salts, isomers, analogs, modifications or components thereof be transferred, delivered or disclosed to any Third Party without the prior written approval of the originating Party. Any unused materials and any derivatives, analogs, modifications or components thereof shall be, at the originating Party’s option, either returned to the originating Party, or destroyed in accordance with instructions by the originating Party.
3.3	Joint Research Committee. The Parties hereby establish the JRC to facilitate the Research Program as follows:
3.3.1	Conduct of JRC. The Research Program shall be conducted under the direction of the JRC comprised of three representatives of Merck and three representatives of GTx. Each Party may change its representatives to the JRC from time to time in its sole discretion, effective upon notice to the other Party of such change. These representatives shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with the Research Program. The JRC shall be chaired by a representative of Merck. Decisions of the JRC shall be made unanimously by the representatives of the Parties on the JRC. In the event that the JRC cannot or does not, after good faith efforts, reach agreement on an issue, the resolution and/or course of conduct shall be referred to the JSC for resolution. At any time commencing the earlier of (i) ten (10) years from the Closing Date or (ii) at

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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such time as there is a final determination by the JSC that no other or further efforts will be expended by either Party under the Research Program, GTx may elect to relinquish its membership in the JRC, and if and when GTx shall make such an election, the JRC shall be composed of such Merck employees as Merck shall determine.
3.3.2	Meetings. For so long as the Parties are engaged in Research Program activities, the JRC shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than once per Calendar Quarter, with the location for such meetings alternating between GTx and Merck facilities (or such other location that may be determined by the JRC). Alternatively, the JRC may meet by means of teleconference, videoconference or other similar communications equipment. The JRC shall confer regarding the status of the Research Program, review relevant data, consider and advise on any technical issues that arise, consider issues of priority, and review and advise on any expenses relating to the Research Program to the extent that funding for such expenses is shared between the Parties. The JSC may determine to suspend JRC meetings during any period where Research Program activities are suspended.

3.3.3	Disputes. If the JRC refers a dispute regarding the Research Program (such as a desired product profile or identification of a Development Candidate) to the JSC and an impasse develops at the JSC regarding such dispute which cannot be resolved by agreement of the two chairpersons of the JSC, then [ * ].
3.4	Opt-out of Differentiated Compound from Collaboration; Opt-In; Licenses.
3.4.1	Opt-Out. If [ * ] the development of a new Compound for a new Indication, the JRC may determine that (i) the Compound [ * ], and (ii) development of such Compound [ * ] (each such Compound a “Differentiated Compound”). If the JRC designates a Compound to be a Differentiated Compound, either Party may exercise its option (the “Opt-Out”) to develop such Differentiated Compound independently of the Collaboration for such [ * ] Indication, subject to the remaining provisions of this Section 3.4; provided, however, that GTx shall [ * ] and Merck shall [ * ].

3.4.2	Procedure. Either Party may exercise the Opt-Out for a Differentiated Compound effective upon ninety (90) days written notice to the other Party. A Party may only exercise an Opt-Out with regard to a Compound that the JRC has determined meets the criteria of a Differentiated Compound pursuant to Section 3.4.1. [ * ], and such Differentiated Compound shall be developed only for the Indication that has been approved by the JRC. Upon exercise of the Opt-Out for a Differentiated Compound, the Party exercising the Opt-out shall be free to conduct (and shall be responsible for conducting) Clinical Trials and commercialization of such Differentiated Compound for such Indication approved by the JRC, subject to option rights of the other Party pursuant to Section 3.4.3 (in the case of an Opt-Out by GTx) or Section 3.4.4 (in the case of an Opt-Out by Merck). Any Opt-Out by either Party shall be documented by the JRC, noting the particular Compound and Indication that have been approved for the Opt-Out.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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3.4.3	Merck Opt-In. In the event that GTx exercises the Opt-Out for a Differentiated Compound, then promptly upon [ * ] for such Differentiated Compound and reasonably in advance of a scheduled meeting of the PDC (as defined in Section 4.1), GTx shall provide to Merck’s chairman of the PDC or his or her representative as designated in writing, all relevant data regarding such [ * ] (including but not limited to all relevant clinical and pre-clinical data and all costs incurred by GTx for which it would seek reimbursement from Merck in the event of a Merck Opt-In) (“Merck Opt-In Package”). GTx shall make qualified personnel of GTx available to discuss all such relevant data in the Merck Opt-In Package at the next PDC meeting that occurs with reasonable advance notice after disclosure of all relevant data to Merck. Merck shall have the option to have such Differentiated Compound become part of the Collaboration (the “Merck Opt-In”) by (i) providing written notice to GTx within ninety (90) days after review of the Merck Opt-in Package at such PDC meeting of Merck’s desire to have such Differentiated Compound become part of the Collaboration; and (ii) within 30 days after providing such notice, paying GTx an amount equal to [ * ] (and as documented in the Merck Opt-In Package), and (iii) within 30 days after providing such notice, paying [ * ]. Upon meeting such conditions, such Differentiated Compound shall again be treated as a Compound subject to the Collaboration and all of the provisions of this Agreement. If Merck shall not exercise its Merck Opt-In, then GTx shall have the exclusive license rights defined in Section 6.4.1.

3.4.4	GTx Opt-In. In the event that Merck exercises the Opt-Out for a Differentiated Compound, then promptly upon [ * ] for such Differentiated Compound and reasonably in advance of a scheduled PDC meeting, Merck shall provide to GTx’s chairman of the PDC or his or her representative as designated in writing, all relevant data regarding such [ * ] (including but not limited to all relevant clinical and pre-clinical data and all costs incurred by Merck for which it would seek reimbursement from GTx in the event of a GTx Opt-In) (“GTx Opt-In Package”). Merck shall make qualified personnel of Merck available to discuss all such relevant data in the GTx Opt-In Package at the next PDC meeting that occurs with reasonable advance notice after disclosure of all relevant data to GTx. GTx shall have the option to have such Differentiated Compound become part of the Collaboration (the “GTx Opt-In”) by (i) providing written notice to Merck within ninety (90) days after review of the GTx Opt-in Package at such PDC meeting of GTx’s desire to have such Differentiated Compound become part of the Collaboration; and (ii) within 30 days after providing such notice, paying Merck an amount equal to [ * ] (and as documented in the GTx Opt-In Package). Upon meeting such conditions, such Differentiated Compound shall again be treated as a Compound subject to the Collaboration and all of the provisions of this Agreement. If GTx shall not exercise its GTx Opt-In, then Merck shall have the exclusive license rights defined in Section 6.4.2.
ARTICLE 4 DEVELOPMENT PROGRAM
4.1	Conduct of Development Program. GTx and Merck each shall exercise Commercially Reasonable Efforts, under the direction of the Product Development Committee (“PDC”) to engage in the pre-clinical and clinical development of one or more Products for one or more Indications (the “Development Program”). The Parties will endeavor to coordinate activities of Early-Stage Development and Late-Stage Development into one integrated program for all

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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Products and Indications, managed by the PDC. In the event that multiple Products enter development, the PDC may create an Early Development Committee (“EDC”), responsible for managing Early-Stage Development, and a Late Development Committee (“LDC”), responsible for managing Late-Stage Development.
4.2	Supply of Bulk Drug Substance for Clinical Trials. After the Closing Date and upon receipt of the written request of Merck, GTx shall promptly provide Merck with such amount of GTx’s existing inventory of intermediate SARM material or Clinical Trial material for Ostarine as Merck shall request, stored and handled in accordance with current good manufacturing practices, subject to GTx retaining a reasonably sufficient supply of Ostarine and/or intermediate to conduct its research activities under Section 3.1 and the development activities it already has initiated or currently plans to initiate, including initiating and supplying the Cancer Trial.

4.3	Early-Stage Development. Immediately after the Closing Date, the PDC will commence good faith discussions regarding a path forward for pre-clinical and clinical development of one or more Products for one or more Indications, including establishing pre-clinical and clinical milestones, timelines, procedures and protocols.
4.3.1	Except as set forth in Section 4.3.2 regarding the Cancer Trial, Merck shall be responsible, subject to Section 4.6.3, for managing and diligently pursuing a development plan for each Compound and Indication approved by the PDC pursuant to a protocol and timetable established by the PDC. If [ * ] and the PDC [ * ], subject to Section 4.6.3 and ARTICLE 9; provided that the PDC may determine not to pursue or continue a clinical study that it determines should be discontinued due to concerns with safety and/or efficacy issues.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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4.3.2	As a part of the Collaboration, (i) GTx shall conduct its existing Clinical Study studying Ostarine for muscle wasting associated with non-small cell lung cancer, colorectal cancer, non-Hodgkin’s lymphoma or chronic lymphocytic leukemia (the “Cancer Trial”) pursuant to the Cancer Trial clinical protocol attached as Schedule 4.3.2, subject to Section 4.6.3 and ARTICLE 9.

4.3.3	GTx shall work with Merck to coordinate the entry into the Merck-managed clinical study tracking database of the results of the Cancer Trial, and any other clinical study delegated to GTx pursuant to Section 4.3.1.
4.4	Late-Stage Development. Merck will take the lead in managing Phase III Clinical Studies and any Post-approval Clinical Trials, under the management of the PDC.

4.5	Funding of Development Program. Merck shall fund all clinical development activities for all Products for all Indications, all GLP toxicology studies for a Compound, and all other pre-clinical development activities that are conducted after the identification of a Development Candidate, including all related product development and manufacturing activities, which are (a) required by the applicable Regulatory Authority for a particular clinical study, (b) reasonably necessary or appropriate to conduct additional clinical studies, or (c) reasonably necessary or useful to support the filing of an NDA or comparable application for Marketing Authorization for the Product which is the subject of the clinical development activity, except that GTx shall be fully responsible for funding all clinical development activities for the Cancer Trial, with no reimbursement from Merck. In the event that GTx engages in activities in support of the Development Program as requested by the PDC, GTx shall submit a budget of the expenses that it expects to incur as a result of such activities to the PDC, and such expenses shall be reviewed and agreed upon by the PDC prior to GTx engaging in any such activities. Upon completion of such activities and submission of an invoice by GTx, Merck shall reimburse GTx for such previously approved expenses. Reimbursement of such previously approved expenses shall occur within thirty (30) days after receipt by Merck of such invoice.

4.6	Product Development Committee. The Parties hereby establish the PDC to facilitate the Development Program as follows:
4.6.1	Conduct of PDC. The Development Program shall be conducted under the direction of the PDC comprised of three representatives of Merck and three representatives of GTx. Each Party may change its representatives to the PDC from time to time in its sole discretion, effective upon notice to the other Party of such change. These representatives shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with the Development Program. The PDC shall be chaired by a representative of Merck. Decisions of the PDC shall be made unanimously by the representatives of the Parties on the PDC. In the event that the PDC cannot or does not, after good faith efforts, reach agreement on an issue, the resolution and/or course of conduct shall be referred to the JSC for resolution. At any time, GTx may elect to relinquish its membership in the PDC, and if and when GTx shall make such an election, the PDC shall be composed of such Merck employees as Merck shall determine.

4.6.2	Meetings. For so long as the Parties are engaged in Development Program activities, the PDC shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than once per Calendar Quarter, with

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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the location for such meetings alternating between GTx and Merck facilities (or such other location may be determined by the PDC). Alternatively, the PDC may meet by means of teleconference, videoconference or other similar communications equipment. The PDC shall confer regarding the status of the Development Program, review relevant data, consider and advise on any technical issues that arise, consider issues of priority, and review and advise on any expenses relating to the Research Program to the extent that funding for such expenses is shared between the Parties. The JSC may determine to suspend PDC meetings during any period where Development Program activities are suspended.

4.6.3	Disputes. If the PDC refers a dispute regarding the Development Program to the JSC and an impasse develops at the JSC regarding the dispute which cannot be resolved by agreement of the two chairpersons of the JSC, then the final resolution of such dispute (other than the decision to commence the Cancer Trial in accordance with the protocol heretofore approved by the Parties, ) will be decided by [ * ].
ARTICLE 5 COMMERCIALIZATION
5.1	Commercialization Activities. Merck shall engage in Commercially Reasonable Efforts to commercialize Products, and shall take the lead on the marketing and sale of Products throughout the Territory, and have the sole right and responsibility regarding the manufacture and supply of Product. Merck and GTx will participate through the Commercialization Committee regarding the development of strategies for marketing of Products. Under the direction of the Commercialization Committee, GTx shall have the right to participate in conducting thought leader meetings and maintaining relationships with thought leaders, and Merck shall reimburse GTx’s reasonable costs associated with any such activities, provided that GTx shall have obtained the approval of the Commercialization Committee for such costs before incurring any such costs. Additionally, GTx shall have the right to request the Commercialization Committee for approval for GTx to co-promote Products in the United States, which co-promotion activities, if approved by the Commercialization Committee in its discretion, would be pursuant to a written agreement entered into between the Parties regarding the terms and conditions of such co-promotion. Similarly, GTx may participate in such other commercialization activities for Products, as requested by GTx and approved by the Commercialization Committee.

5.2	Commercialization Committee. The Parties hereby agree to establish the Commercialization Committee (“CC”) upon the completion of Phase IIB Clinical Studies (or any other Clinical Trial that immediately proceeds a Phase III Clinical Study) for the first Product.
5.2.1	Conduct of Commercialization Committee. The CC shall be comprised of three representatives of Merck and three representatives of GTx. Each Party may change its representatives to the CC from time to time in its sole discretion, effective upon notice to the other Party of such change. These representatives shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with issues regarding the manufacture, marketing and sale of Products. The CC shall be chaired by a representative of Merck. Decisions of the CC shall be made unanimously by the representatives. In the event that the CC cannot or does not, after good faith efforts, reach agreement on an issue, the resolution and/or course of conduct shall be referred to the JSC for resolution. At any time, GTx may elect to relinquish its membership in the CC, and if and when GTx shall make such an election, the CC shall be composed of such Merck employees as Merck shall determine.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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5.2.2	Meetings. CC meetings shall not be required until completion of Phase IIB Clinical Studies (or any other Clinical Trial that immediately proceeds a Phase III Clinical Study) for the first Product, and shall be held thereafter on a regular basis consistent with the need to inform GTx of commercialization activities and obtain input from GTx regarding commercialization issues regarding Products that are being marketed or in Late-Stage Development. The location for such meetings will alternate between GTx and Merck facilities (or such other location may be determined by the CC). Alternatively, the CC may meet by means of teleconference, videoconference or other similar communications equipment. The CC shall confer regarding the status of the commercialization activities and to review relevant data, and consider and advise on any technical issues that may arise in the manufacture, packaging, distribution, marketing and sale of a Product.

5.2.3	Disputes. If the CC refers a dispute regarding commercialization to the JSC and an impasse develops at the JSC regarding the dispute which cannot be resolved by agreement of the two chairpersons of the JSC, then the final resolution of such dispute will be decided by [ * ].
ARTICLE 6 LICENSE; EXCHANGE OF INFORMATION
6.1	GTx License Grant; Retained Rights.
6.1.1	Subject to the terms and conditions of this Agreement, including the provisions of Sections 6.8 hereof, GTx hereby grants to Merck an exclusive license (even as to GTx, but subject to Sections 6.1.2 and 6.4.1) under the GTx Patent Rights and GTx SARM Know-How (i) to make, have made, use, offer to sell, sell and/or import Compound(s) and Product(s) in the Field in the Territory, and (ii) to carry out the Collaboration and other activities specifically as set forth in this Agreement. Merck shall be entitled to grant and authorize sublicenses under the GTx Patent Rights and GTx SARM Know-How, subject to Section 6.5.

6.1.2	Notwithstanding the rights granted in Section 6.1.1 and 6.6, GTx hereby retains the rights necessary solely in connection with performing its activities under ARTICLE 2, ARTICLE 3 and ARTICLE 4 of this Agreement to research, develop, make, have made, and use in the Territory all Compound(s), Product(s), and methods of use of Compounds and Products.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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6.2	Merck License Grant, Retained Rights.
6.2.1	Merck hereby grants to GTx a co-exclusive license (co-exclusive with Merck and its Affiliates, but subject to Section 6.2.2) under the Merck Patent Rights, Merck SARM Know-How, and such other intellectual property (as reasonably determined by Merck) Controlled by Merck as needed by GTx in the Field in the Territory, to carry out its activities under ARTICLE 2, ARTICLE 3 and ARTICLE 4 of this Agreement, subject, however, to Section 6.4.1. GTx may grant sublicenses under such rights to Third Parties as may be necessary or useful for each such Third Party to provide services for Collaboration activities as contemplated by Section 2.5 hereof.

6.2.2	Merck shall retain rights under the Merck Patent Rights and Merck SARM Know-How to make, have made, use, sell, offer to sell and import Compound(s) and Product(s) in the Field in the Territory, and to practice any Invention claimed in or covered by Merck Patent Rights (“Merck Retained Rights”) but only in accordance with the provisions of this Agreement. Merck shall be entitled to grant and authorize sublicenses to such Merck Retained Rights, subject to Section 6.5.1.
6.3	Non-Exclusive License Grant. In the event that the making, having made, use, offer for sale, sale or import by Merck, or Merck’s Related Parties, of Compound(s) or Product(s) would infringe during the Term a claim under and Patent Rights Controlled by GTx and which Patent Rights are not covered by the grant in Section 6.1, GTx hereby grants to Merck, to the extent GTx is legally able to do so, a non-exclusive license in the Field in the Territory under such issued Patent Rights for Merck and its Related Parties to develop, make, have made, use, sell, offer for sale or import Compound(s) and Product(s) in the Territory, subject, however, to Section 6.4.1. Merck shall be entitled to grant and authorize sublicenses under such Patent Rights, subject to Section 6.5.1.

6.4	Licenses in the event of an Opt-Out by either Party.
6.4.1	Opt-Out by GTx. In the event that GTx exercises its Opt-Out rights pursuant to Section 3.4.1, Merck hereby grants to GTx an exclusive license (even as to Merck, but subject to the Merck Opt-In set forth in Section 3.4.3) under the Merck Patent Rights and Merck SARM Know-How, and GTx shall retain the exclusive rights under GTx Patent Rights and GTx SARM Know-How, in each case solely (i) to make, have made, use, offer to sell, sell and/or import Differentiated Compound(s) and any product that contains a Differentiated Compound for the Indication approved by the JRC pursuant to Section 3.4.1 in the Territory. GTx shall be entitled to grant and authorize sublicenses under the rights set forth in this Section 6.4.1, subject to Section 6.5.2.

6.4.2	Opt-Out by Merck. In the event that Merck exercises its Opt-Out rights pursuant to Section 3.4.1, GTx hereby grants to Merck an exclusive license (even as to GTx, but subject to the GTx Opt-In set forth in Section 3.4.4) under the GTx Patent Rights and GTx SARM Know-How, and Merck shall retain the exclusive rights under Merck Patent Rights and Merck SARM Know-How, in each case solely (i) to make, have made, use, offer to sell, sell and/or import Differentiated Compound(s) and any product that contains a Differentiated Compound for the Indication approved by the JRC pursuant to Section 3.4.1 in the Territory. Merck shall be entitled to grant and authorize sublicenses under the rights set forth in this Section 6.4.2, subject to Section 6.5.1.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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6.5	Sublicenses.
6.5.1	By Merck. Merck shall be entitled to grant and authorize sublicenses under the licenses granted to it under Sections 6.1.1, 6.3 and 6.4.2, and under the Merck Retained Rights retained pursuant to Section 6.2.2; provided that upon any such sublicense to a Third Party, Merck will notify GTx and provide GTx with a copy of such sublicense agreement. Merck shall only grant such sublicenses pursuant to a written agreement that notifies such sublicensees of the relevant obligations contained in this Agreement and the UTRF SARM License.

6.5.2	By GTx. GTx shall be entitled to grant and authorize sublicenses under the licenses granted to it under Section 6.4.1, and under the GTx Retained Rights retained pursuant to Section 6.2.2. GTx shall only grant such sublicenses pursuant to a written agreement that notifies such sublicensees of the relevant obligations contained in this Agreement.
6.6	Trademark License. GTx hereby grants to Merck a fully paid-up, non-exclusive license in the Field in the Territory to use the GTx Trademark, and such other GTx trademarks and/or trade names as the Parties may agree, in connection with use, sale, offer to sell and import of Product; provided, however, that in the event that the parties agree that any GTx Trademark shall be used in connection with the marketing and/or sale of a Product, such license shall becoume a fully-paid up, exclusive (even as to GTx, but subject to Section 6.1.2) license to use such GTx Trademark for any and all uses. The Parties agree that, upon written request of either Party, the Parties shall execute a trademark license containing the standard terms and conditions of such a trademark license for the use by Merck, its Affiliates and/or their sublicensee(s) of one or more GTx Trademarks and/or trade names in furtherance of and conformity with this Section 6.6 as requested by Merck in its sole discretion. Any such transfer to Merck of one or more GTx Trademarks shall require Merck to keep in force and to use Commercially Reasonable Efforts not to abandon or otherwise terminate the GTx Trademark without first obtaining the prior written approval of GTx, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, it is understood and agreed that Merck, its Affiliates and their respective sublicensees shall have no obligation to use the GTx Trademark, or any other GTx trademark and/or trade name; Merck, its Affiliates and their respective sublicensees may develop one or more trademarks and/or trade names for use in connection with Product and all rights to such trademark(s) and/or trade name(s) are retained by Merck, its Affiliates and their respective sublicensees, except as set forth in Sections 14.2.2(vi) or 14.3.2(b)(iii).

6.7	No Implied Licenses. Except as set forth in Sections 6.1 through 6.6, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, in any Information disclosed to it under this Agreement or under any trademarks, patents or patent applications owned or controlled by the other Party or its Affiliates.

6.8	UTRF SARM License. Merck acknowledges that certain GTx Patent Rights are licensed to GTx pursuant to the UTRF SARM License (“UTRF Licensed Patents”). The Parties agree that the provisions of this Section 6.8 shall apply as it relates to the UTRF SARM License and the licenses granted to Merck pursuant to Article 6. For avoidance of doubt, any capitalized terms

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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contained in this Section 6.8 that are not otherwise defined in this Agreement shall have the meaning provided in the UTRF SARM License.
6.8.1	Notwithstanding Section 2.5 of the UTRF SARM License, Merck shall not be required to notify UTRF of any sublicense that it is permitted to grant pursuant to Article 6 of this Agreement, or to enter into written agreements with Merck Affiliates granting a sublicense that it is permitted to grant pursuant to Article 6 of this Agreement.

6.8.2	Notwithstanding Sections 2.6 of the UTRF SARM License, GTx acknowledges that this Agreement complies with the sublicense requirements set forth in Section 2.6 of the UTRF SARM License;

6.8.3	Notwithstanding Sections 2.6 and 12.3 of the UTRF SARM License, GTx hereby covenants that (i) it shall comply in all material respects with, and shall not default under, the UTRF SARM License (including but not limited to Section 6.5 thereof), and (ii) GTx shall promptly notify Merck of any communication with UT or UTRF, whether oral or in writing, regarding any potential default by GTx under the UTRF SARM License, and shall promptly confer with Merck regarding appropriate steps to cure any such default or potential default by GTx;

6.8.4	[ * ]

6.8.5	Notwithstanding Section 4.2 of the UTRF SARM License, GTx acknowledges that Merck’s sole withholding obligations regarding payments made to GTx pursuant to this Agreement are as set forth in Section 8.9 of this Agreement.

6.8.6	Notwithstanding Sections 4.4, 5.2 and 5.3 of the UTRF SARM License, GTx acknowledges that Merck’s sole obligations regarding (i) payment of milestone payments are as set forth in Section 8.4.7 of this Agreement, and (ii) payment and reporting of royalties shall be as set forth in Section 8.6 of this Agreement.

6.8.7	Notwithstanding Sections 2.6 and 5.1 of the UTRF SARM License, GTx acknowledges that Merck’s sole obligation regarding audit rights are as set forth in Section 8.7 of this Agreement.

6.8.8	(a) GTx acknowledges that Merck Patent Rights under this Agreement are not [ * ].

(b) To the extent that any Merck Information and Inventions or Joint Information and Inventions are conceived or reduced to practice as a result of Merck practicing under the UTRF Licensed Patents, Merck hereby grants to UTRF, UT, OSU or OSURF a non-exclusive royalty free license to practice such inventions for non-commercial, educational, research and academic purposes only (such right excluding the practice of UTRF Licensed Patents for any fee-for-services arrangement or for sponsored research on behalf of any commercial entity).

6.8.9	Without limiting GTx’s obligations under Article 12 of this Agreement, GTx shall not fail to file, and shall not abandon, a patent application claiming an “Existing Invention”, “Improvement Invention” or “New Invention” in any “Major Countries”

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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(as such terms are defined in the UTRF SARM License) without first consulting with Merck pursuant to Article 12 of this Agreement.

6.8.10	Merck’s obligations under Section 6.9 of the UTRF SARM License shall be limited to those required by applicable law.

6.8.11	Merck acknowledges that its right to enforce UTRF Licensed Patents is limited by the provisions of Sections 7.2, 7.3, 7.4 and 7.5 of the UTRF SARM License.

6.8.12	Merck acknowledges the limitations of liability set forth in Section 8.3 of the UTRF SARM License, and the provisions of Section 9.1 regarding export controls.

6.8.13	The Parties agree Section 14.1 of the UTRF SARM License is fulfilled by compliance by the Parties with Section 2.9 of this Agreement.

6.8.14	To the extent that the obligations of the Parties under this Agreement are inconsistent with the provisions of the UTRF SARM License, GTx shall use reasonable efforts to obtain the agreement of UTRF to resolve any such inconsistent provisions.
6.9	United States Bankruptcy Code. In the event of the rejection of this Agreement by or on behalf of either Party under Section 365 of the United States Bankruptcy Code (the “Code”), all licenses and rights to licenses granted under or pursuant to this Agreement by one Party to the other are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code. The Parties agree that each Party, as the licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against either Party under the Code, the other Party shall be entitled to a complete duplicate of or complete access to (as other Party deems appropriate), any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to non-rejecting Party (i) upon any such commencement of a bankruptcy proceeding upon written request therefore by the non-bankrupt Party, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of a Party upon written request therefore by the other Party. The foregoing provisions of Section 6.8 are without prejudice to any rights the non-bankrupt Party may have arising under the Code or other applicable law.
ARTICLE 7 CONFIDENTIALITY AND PUBLICATION.
7.1	Nondisclosure Obligation. All Information disclosed by one Party (the “Disclosing Party”) to the other Party or the other Party’s Affiliates, including Information disclosed to directors, officers, employees or agents of any Party or the Party’s Affiliates (each being hereinafter referred to as a “Receiving Party”) pursuant to this Agreement or in connection with each Party’s activities on behalf of the Collaboration (the “Confidential Information” of the Disclosing Party) shall be maintained in confidence by the Receiving Party and shall not be disclosed to any Third Party or used for any purpose except as expressly permitted in this Agreement, without the prior written consent of the Disclosing Party. The foregoing obligations as to particular Confidential Information of a Disclosing Party shall not apply to the extent that the Receiving Party can demonstrate that such Confidential Information:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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7.1.1	is known by the Receiving Party at the time of its receipt, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s business records;

7.1.2	is in the public domain by use and/or publication before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of the Receiving Party;

7.1.3	is subsequently disclosed to the Receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the Disclosing Party; or

7.1.4	is developed by the Receiving Party independently and without use of or reference to any Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s business records.
Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.
7.2	Exception to Nondisclosure Obligation
     Notwithstanding the obligations in Section 7.1, a Party may disclose the other Party’s Confidential Information to the extent that such disclosure:
7.2.1	is to governmental or other regulatory agencies as required in order to obtain patents or to gain or maintain approval to conduct Clinical Trials or to market Product under this Agreement, or otherwise as required to comply with applicable laws or regulations, but such disclosure may be only to the extent reasonably necessary to obtain such patents or authorizations or comply with such applicable law or regulation, and provided that reasonable steps are taken to ensure confidential treatment of such Information (if applicable or available);

7.2.2	is deemed necessary by a Party to be disclosed to Related Parties, agent(s), consultant(s), and/or other Third Parties for the research and development, manufacturing and/or marketing of the Product (or for such entities to determine their interest in performing such activities) in accordance with this Agreement on the condition that such Third Parties agree to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement; provided, however, that the term of confidentiality for such Third Parties shall be no less than ten (10) years; or

7.2.3	is deemed necessary by counsel to the Receiving Party to be disclosed (i) to such Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the receiving Party, or (ii) to bona fide investors or potential bona fide investors, including potential acquirers or merger partners, provided that such

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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Confidential Information is limited to the financial terms of this Agreement, in each such case on the condition that such attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations no less onerous than those contained in this Agreement; or

7.2.4	is required to be disclosed by judicial or administrative process, provided that in such event such Party shall promptly inform the other Party of the required disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 7.1 and Section 7.3, and the Party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably necessary, including without limitation obtaining an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information.
7.3	SARM Know-How. Both Parties agree to keep confidential all SARM Know-How Controlled by either Party, subject to Sections 7.1.2.

7.4	Publication. Publication strategy shall be managed by the PDC, which shall have the right to review and approve any publication, considering Merck’s and GTx’s interest in publishing the results of its research in order to obtain recognition within the scientific community and to advance the state of scientific knowledge, the need to protect the confidentiality of Information, and the interest of the Parties in having an integrated approach to developing one or more Products for one or more Indications. Consequently, except for disclosures permitted pursuant to Section 7.1, either Party or its Affiliates, or its or their employee(s) or consultant(s) wishing to make a publication shall deliver to the PDC a copy of the proposed written publication, abstract or manuscript, including a copy of any presentation materials to be utilized at a conference or at a meeting of persons which will include persons not employed by Merck and GTx, or an outline of an oral disclosure, at least sixty (60) days prior to submission for publication or presentation, provided that for purposes of any presentation materials or an outline of an oral disclosure, the copy of such proposed written materials shall be presented to the PDC at least thirty (30) days prior to submission or presentation. The PDC shall have the right to require modifications or delay of the publication or presentation. If the PDC requires modifications or delay of the publication or presentation, the publishing Party shall edit or delay such publication consistent with the requirements of the PDC, and when such modifications have been made or the need for any such delay shall have abated, the PDC will use Commercially Reasonable Efforts to approve the publication pursuant to the request of the Party, its Affiliates, employees or consultants requesting the publication. The PDC may refer certain publications regarding the Research Program to the JRC, and may, once a Product is under commercialization, refer publications regarding such Product to the Commercialization Committee.

7.5	Publicity/Use of Names. No disclosure of the existence, or the terms, of this Agreement may be made by either Party or its Affiliates, and no Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required be law. A Party may disclose this Agreement and its terms, and material developments or material Information generated under this Agreement, in securities filings with the Securities Exchange Commission (“SEC”) (or equivalent foreign agency) to the extent required by law after complying with the procedure set forth in this Section 7.5. Since this Agreement will be deemed to be a “material”

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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agreement of GTx under applicable SEC rules and regulations, it will be filed with the SEC subsequent to the Closing Date. GTx will prepare a draft confidential treatment request and proposed redacted version of this Agreement to request confidential treatment for this Agreement, and Merck agrees to promptly (and in any event, no less than seven (7) days after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow GTx to file its request within the time lines proscribed by applicable SEC regulations. GTx shall exercise Commercially Reasonable Efforts to obtain confidential treatment of the Agreement from the SEC as represented by the redacted version reviewed by Merck.

Further, Merck acknowledges that GTx may be legally required to make public disclosures (including in filings with the SEC or other agency) of certain material developments or material Information generated under this Agreement and agrees that GTx may make such disclosures as required by law, provided that GTx first provides Merck a copy of the proposed disclosure, and provided further that (except to the extent that GTx is required to disclose such information to comply with applicable laws or regulations) if Merck demonstrates to GTx’s reasonable satisfaction, within ten (10) days of GTx providing the copy, that the public disclosure of previously undisclosed information will materially adversely affect the development and/or commercialization of a Product being developed and/or commercialized by Merck, GTx will remove from the disclosure such specific previously undisclosed information as Merck shall reasonably request to be removed. Finally, Merck may request that GTx delay public disclosure of certain material developments or material Information generated under this Agreement for a reasonable period of time to allow Merck to present such developments and/or Information (e.g., at Merck’s meetings with analysts), and GTx agrees to such delay, subject to GTx’s obligations to disclose such developments and/or Information to the SEC or another regulatory agency.

Notwithstanding the foregoing, Merck and GTx have agreed on language of a joint press release and an associated mutually acceptable list of appropriate answers to anticipated questions (the “Q&A Attachment”) announcing the Collaboration, which are collectively attached hereto as Schedule 7.5, to be issued after execution of the Agreement by both Parties on the Execution Date. GTx may make disclosures consistent with, and with no greater disclosure than in the agreed-upon press release and Q&A Attachment, in a conference call with analysts and interested investors.

The Parties agree that after a statement pertaining to this Agreement and/or the Collaboration has been approved by both Parties, either Party can repeat the statement in subsequent disclosures without first seeking the other Party’s prior consent and approval.
ARTICLE 8 PAYMENTS; ROYALTIES AND REPORTS
8.1	Research Funding. In consideration for GTx’s performance of its obligations under the Collaboration and in accordance with the provisions of Article 3 upon the terms and conditions contained in this Agreement (including, but not limited to, the meeting of all Closing Conditions), Merck shall pay GTx an amount equal to five million dollars per year ($5 million) for three (3) years beginning in 2008 and ending in 2010, to partially reimburse GTx for the basic research and medicinal chemistry activities it will undertake as approved by the JRC and as described in Section 3.1. Each annual payment amount shall be due and payable on the first, second and third anniversary dates of the Funding Trigger Date during 2008, 2009, and 2010. The “Funding Trigger Date” shall be the earlier of December 30, 2007, or the Closing Date. GTx shall apply the research funding it receives from Merck pursuant to this Section 8.1 solely to carry out its

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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Research Program activities in accordance with the terms and conditions of this Agreement. GTx will fund all of its other costs and expenses conducted in accordance with Section 3.1 in fulfilling its obligations to the Collaboration. [ * ]

8.2	License Fee. Upon the terms and conditions contained herein, Merck shall pay to GTx forty million dollars ($40 million) as a non-refundable, non-creditable License Fee. The License Fee shall be due and payable within thirty (30) days after the Closing Date.

8.3	Equity Investment. On the Closing Date, Merck shall purchase the Shares, on the terms and conditions set forth in the Stock Purchase Agreement.

8.4	Milestone Payments. Subject to the terms and conditions of this Agreement (including but not limited to the meeting of all Closing Conditions), Merck shall pay to GTx milestone payments as set forth in this Section 8.4.
8.4.1	Development of [ * ]. Merck shall pay to GTx upon first achievement of the following milestones for a Product containing [ * ]:
[ * ]
8.4.2	Development of [ * ]. Merck shall pay to GTx upon first achievement of the following milestones by a Product containing [ * ]:
[ * ]
8.4.3	Development of [ * ]. Merck shall pay to GTx upon first achievement of the following milestones by a Product containing [ * ]:
[ * ]
8.4.4	Development of [ * ]. If any Product containing [ * ], then Merck shall pay to GTx upon first achievement of the following milestones by a Product containing [ * ]:
[ * ]
8.4.5	Development of [ * ]. If a Product containing [ * ], Merck shall pay to GTx upon first achievement [ * ] by such Product containing [ * ].
[ * ]
8.4.6	Development of [ * ]. Merck shall pay to GTx upon first achievement of the following milestones by [ * ].
[ * ]
8.4.7	Payment of Milestones. Merck shall notify GTx in writing within thirty (30) days following the achievement of each milestone, and shall make the appropriate milestone payment within thirty (30) days after the achievement of such milestone. Milestones shall only be paid once for the initial achievement of such milestone for a particular Indication, regardless of how many Products have achieved such milestone for such Indication, and no amounts shall be due hereunder for subsequent or

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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repeated achievement of a particular milestone. If the milestone is achieved for a particular Indication for a [ * ], Merck shall pay [ * ] such milestone.
8.5	Royalties.
8.5.1	Royalties Payable By Merck. Subject to the terms and conditions of this Agreement (including but not limited to the meeting of all Closing Conditions), Merck shall pay GTx royalties, calculated on a Product-by-Product basis, as set forth in this Section 8.5.
(a)	Royalty Tiers for Products containing [ * ]. Subject to the remaining provisions of this Section 8.5, Merck shall pay GTx royalties for Net Sales by Merck or its Related Parties of each Product containing [ * ] in an amount equal to the following percentages:
(i)	[ * ] of worldwide Net Sales in each Calendar Year up to and including [ * ];

(ii)	[ * ] of worldwide Net Sales in each Calendar Year for the portion of Net Sales exceeding [ * ] up to and including [ * ]; and

(iii)	[ * ] of worldwide Net Sales in each Calendar Year for the portion of Net Sales exceeding [ * ].
(b)	Royalty Tiers for Products containing [ * ]. Subject to the remaining provisions of this Section 8.5, Merck shall pay GTx royalties for Net Sales by Merck or its Related Parties of each Product containing [ * ] in an amount equal to [ * ], as follows:
(i)	[ * ] of worldwide Net Sales in each Calendar Year up to and including [ * ];

(ii)	[ * ] of worldwide Net Sales in each Calendar Year for the portion of Net Sales exceeding [ * ] up to and including [ * ];and

(iii)	[ * ] of worldwide Net Sales in each Calendar Year for the portion of Net Sales exceeding [ * ].
(c)	Royalty tiers pursuant to Sections 8.5.1(a) and 8.5.1(b) shall be calculated on a Product-by-Product basis, on worldwide Net Sales of each Product in the Territory. For purposes of calculating royalties hereunder, all formulations and/or doses of a Product containing the same Compound shall be deemed to be the same Product, regardless of the number of Indications for which such Product is approved, and any Product containing a different Compound shall be deemed to be a different Product. Royalties on each Product at the rates set forth above shall continue on a country-by-country basis until the later of (i) expiration of the last to expire Valid Patent Claim in the country of sale, or (ii) [ * ] years after first commercial sale of the first Product [ * ] (the “Royalty Period”).

(d)	All royalties are subject to the following conditions:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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(i)	that only one royalty shall be due with respect to the same unit of Product;

(ii)	that no royalties shall be due upon the sale or other transfer among Merck or its Related Parties, but in such cases the royalty shall be due and calculated upon Merck’s or its Related Party’s Net Sales to the first Third Party;

(iii)	no royalties shall accrue on the sale or other disposition of Product by Merck or its Related Parties for use in a Clinical Trial; and

(iv)	no royalties shall accrue on the disposition of Product in reasonable quantities by Merck or its Related Parties as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose).
8.5.2	Royalties for [ * ]. In those cases in which Merck sells to a Third Party [ * ], the royalty obligations of this Section 8.5 shall be applicable to such sale of [ * ].

8.5.3	Compulsory Licenses. If a compulsory license of GTx Patent Rights, Joint Patent Rights, or Merck Patent Rights is granted to a Third Party with respect to Product in any country in the Territory and such Third Party actually sells Product in the country under such compulsory license, then the royalty rate to be paid by Merck on Net Sales in that country under Section 8.5.1 shall be reduced to the rate paid by the compulsory licensee under such license for sale of the Product, for so long as such Third Party continues selling Product in such country.

8.5.4	Third Party Licenses.
(a)	GTx shall be fully responsible for any payments owed to UTRF under the UTRF SARM License.

(b)	Except as set forth in Section 8.5.4(a), in the event that one or more patent licenses from other Third Parties are required by Merck or its Related Parties in order to make, have made, use, offer to sell, sell or import Compound or Product(s) (hereinafter “Third Party Patent Licenses”), then:
(i)	if such Compound is, or such Product contains, [ * ], [ * ], or

(ii)	if such Compound is, or such Product contains, [ * ], [ * ]
of any consideration actually paid under such Third Party Patent Licenses by Merck or its Related Parties for sale of such Compound or Product in a country for a Calendar Quarter shall be creditable against royalty payments due to GTx from Merck with respect to the sale of such Compound or Products in such country; provided, however, that in no event shall the royalties owed by Merck to GTx for such Compound or Product and such Calendar Quarter in such country be reduced by more than [ * ] in the case of [ * ], or [ * ] in the case of [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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8.6	Reports; Payment of Royalty. During the Term, following the First Commercial Sale of a Product, Merck shall furnish to GTx a quarterly written report for the Calendar Quarter showing the gross invoice price and aggregate deductions taken to determine Net Sales of all Products subject to royalty payments sold by Merck and its Related Parties in the Territory during the reporting period and the royalties payable under this Agreement, including such other information as GTx shall reasonably request to comply with its reporting obligations to UTRF under the UTRF SARM License to the extent that such other information is reasonably available to Merck consistent with its normal royalty accounting practices. Reports shall be due on the forty-fifth (45th) day following the close of each Calendar Quarter. Royalties shown to have accrued by each royalty report shall be due and payable on the date such royalty report is due. Merck shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.
8.7	Audits.
8.7.1	Upon the written request of GTx and not more than once in each Calendar Year, Merck shall permit an independent certified public accounting firm of nationally recognized standing selected by GTx and reasonably acceptable to Merck (or if GTx shall fail to make a written request for an audit in the Calendar Year, upon the written request to Merck from GTx’s licensor UTRF under the UTRF SARM License, provided that only one such request for an audit can be made by GTx and UTRF in any one Calendar Year), at GTx’s expense, to have access during normal business hours to such of the records of Merck as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Calendar Year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to GTx only whether the royalty reports are correct or incorrect and the amount and nature of any discrepancy, and the details of the discrepancy. No other information shall be provided to GTx.

8.7.2	If such accounting firm identifies a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy within thirty (30) days of the date GTx delivers to Merck such accounting firm’s written report so correctly concluding, or as otherwise agreed upon by the Parties. The fees charged by such accounting firm shall be paid by GTx; provided, however, that if such audit uncovers an underpayment of royalties by Merck that either (i) exceeds [ * ] or (ii) [ * ] of the total royalties owed, then (subject to Section 15.6) all fees of such accounting firm shall be paid by Merck.

8.7.3	Merck shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to Merck, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by GTx’s independent accountant to the same extent required of Merck under this Agreement.

8.7.4	Upon the expiration of thirty-six (36) months following the end of any Calendar Year, the calculation of royalties payable with respect to such Calendar Year shall be binding and conclusive upon GTx, and Merck and its Related Parties shall be released from any liability or accountability with respect to royalties for such Calendar Year.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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8.7.5	GTx shall treat all financial information subject to review under this Section 8.7 or under any sublicense agreement in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into a reasonable confidentiality agreement with Merck and/or its Related Parties obligating it to retain all such information in confidence pursuant to such confidentiality agreement.
8.8	Payment Exchange Rate. All payments to be made by Merck to GTx under this Agreement shall be made in United States dollars and may be paid by check made to the order of GTx or bank wire transfer in immediately available funds to such bank account in the United States as may be designated in writing by GTx from time to time. In the case of sales outside the United States, the rate of exchange to be used in computing the monthly amount of currency equivalent in United States dollars due GTx shall be made at the monthly rate of exchange utilized by Merck in its worldwide accounting system, prevailing on the third to the last business day of the month preceding the month in which such sales are recorded by Merck.

8.9	Income Tax Withholding. If applicable laws, rules or regulations require withholding of income or other taxes imposed upon any payments made by Merck to GTx under Article 3 of the Agreement, Merck shall make such withholding payments as may be required and shall subtract such withholding payments from such payments. Merck shall promptly notify GTx of such withholding and submit appropriate proof of payment of the withholding taxes to GTx within a reasonable period of time. Merck shall promptly provide GTx with the official receipts. Merck shall render GTx reasonable assistance in order to allow it to obtain the benefit of any present or future treaty against double taxation which may apply to such payments. If Merck had a duty to withhold taxes in connection with any payment it made to GTx under the Agreement but Merck failed to withhold, and such taxes were assessed against and paid by Merck, then GTx will hold harmless and reimburse Merck from and against such taxes (including interest). If Merck makes a claim under this section, it will comply with the obligations imposed by this section as if Merck had withheld taxes from a payment to GTx.
ARTICLE 9 REGULATORY RESPONSIBILITIES; ADVERSE EXPERIENCE REPORTING
9.1	Regulatory Responsibilities. Except for the interactions GTx will be required to have with the Regulatory Authorities for the Cancer Trial, Merck shall have the sole right and responsibility with respect to interactions with Regulatory Authorities regarding the development, marketing, sale and/or manufacturing of Products, including but not limited to any IND, Marketing Authorization, and adverse experience reporting. In the event that a Party exercises its Opt-Out rights pursuant to Section 3.4.1, such Party shall have the sole right and responsibility for interactions with Regulatory Authorities regarding the Differentiated Compound and products containing such Differentiated Compound. Promptly after the Closing Date, GTx shall execute all documents necessary to transfer any open INDs to Merck; provided that the Parties may agree to delay transfer of particular INDs in order to allow completion of Clinical Trials or particular interactions with Regulatory Authorities.

9.2	Adverse Experience Reporting.
9.2.1	GTx agrees throughout the duration of this Agreement to notify the other Party within two (2) working days in English of any information of which GTx becomes aware concerning any side effect, injury, toxicity or sensitivity reaction, or any unexpected incident, and the severity thereof, whether or not determined to be

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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attributable to any Product (hereinafter “Adverse Experience”), where such Adverse Experience is (i) serious and associated with the clinical uses, studies, investigations, tests and marketing of Product, whether or not determined to be attributable to Product. With respect to all other adverse experiences (non-serious expected or non-serious unexpected adverse experiences), GTx shall furnish the other Party with copies of such non-serious adverse experiences reported to GTx in connection with the marketing of Product, in English, within 10 working days after receipt. “Serious” as used in this Section refers to an experience which results in death, is immediately life threatening, results in persistent and significant disability/incapacity or requires in-patient hospitalization, or prolongation of existing hospitalization, or is a congenital anomaly, cancer or an overdose. Other important medical events that may jeopardize the patient or may require intervention to prevent one of the outcomes previously listed should also be considered serious. “Unexpected” as used in this Section refers to a condition or development not listed in the current labeling for Product, and includes an event that may be symptomatically and pathophysiologically related to an event listed in the labeling, but differs from the event because of increased frequency or greater severity or specificity. Furthermore, GTx agrees throughout the Term to notify the other Party in English of any “Serious” Adverse Experience which occurs in the Territory within 2 working days after the Party becomes aware of such event and of any Non-serious Adverse Experience which occurs in the Territory within 10 working days after the Party becomes aware of such event.

9.2.2	With respect to Clinical Trials being carried out by or on behalf of GTx or Merck, adverse experience reports of unexpected and fatal or life-threatening events which are possibly, probably, definitely related or of unknown relationship to the use of Product must be forwarded to by one Party to the other Party within 3 calendar days after receipt of the information. In addition, GTx shall furnish to the other Party copies of the end of study summary of adverse experiences in English within the time period set forth in the applicable then-current Development Program for the Product.

9.2.3	It is understood and agreed that these adverse experience reporting requirement provisions are based on the policies and procedures of Merck and regulatory reporting requirements. Accordingly, in the event of changes to regulatory requirements for adverse experience reporting, GTx agrees to comply with such revised notification requirements.

9.2.4	In the event that GTx exercises its Opt-Out rights pursuant to Section 3.4.1, then as it relates to such Differentiated Compound and products containing such Differentiated Compound, the rights and obligations of GTx pursuant to Sections 9.2.1 and 9.2.2 shall apply to Merck, and the rights and obligations of Merck pursuant to this Sections 9.2.1 and 9.2.2 shall apply to GTx mutatis mutandis.
ARTICLE 10 REPRESENTATIONS AND WARRANTIES; LIMITATIONS ON LIABILITY
10.1	Representations and Warranties of Each Party. Each Party represents and warrants to the other Party that as of the Execution Date:
10.1.1	it has the full right, power and authority to enter into this Agreement, to perform its obligations hereunder, and to grant the licenses granted under Article 6; and

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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10.1.2	this Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.
10.2	GTx Representations and Warranties. GTx represents and warrants to Merck that as of the Execution Date of this Agreement:
10.2.1	to GTx’s knowledge and belief, the GTx Background Patent Rights are not invalid or unenforceable, in whole or in part;

10.2.2	except for the granting of certain rights in GTx’s SARM, andarine, and certain other SARMs to a Third Party in 2004, which was subsequently terminated without any rights remaining in such Third Party, it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in GTx Patent Rights or GTx SARM Know-How;

10.2.3	to GTx’s knowledge, it is the sole and exclusive owner or sole and exclusive licensee of the GTx Patent Rights and GTx SARM Know-How, all of which are free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership whatsoever with respect to the GTx Patent Rights and GTx SARM Know-How, except as otherwise disclosed to Merck in Schedule 10.2.3 hereof;

10.2.4	to GTx’s knowledge, the development, manufacture, use, sale and import of Compound(s) and Product(s) that GTx currently knows of, under and in accordance with the GTx Patent Rights and GTx Know-How, does not infringe any intellectual property rights owned or possessed by any Third Party;

10.2.5	to GTx’s knowledge, there are no claims, judgments or settlements against or owed by GTx and no pending or threatened claims or litigation relating to the GTx Background Patent Rights and GTX Background SARM Know-How;

10.2.6	to GTx’s knowledge, GTx has disclosed to Merck all reasonably relevant information regarding the GTx Patent Rights and GTx SARM Know-How licensed under this Agreement;

10.2.7	to GTx’s knowledge, [ * ];

10.2.8	GTx has the SARM scientific core competency and basic research infrastructure (scientists, equipment and facilities) to support its responsibilities for research and development as described in Section 3.1.

10.2.9	GTx has [ * ].
10.3	Merck Representations and Warranties. Merck represents and warrants to GTx that as of the Execution Date of this Agreement:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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10.3.1	to Merck’s knowledge and belief, the Merck Background Patent Rights and Merck Background SARM Know-How exists and are not invalid or unenforceable, in whole or in part;

10.3.2	it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in Merck Patent Rights or Merck SARM Know-How;

10.3.3	to Merck’s knowledge, upon reasonable investigation, it is the sole and exclusive owner of the Merck Patent Rights and Merck SARM Know-How, all of which are (and shall be, in the case of Merck Information and Inventions) free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership whatsoever with respect to the Merck Patent Rights and Merck SARM Know-How;

10.3.4	to Merck’s knowledge, upon reasonable investigation, the exercise of the license granted to GTx under the Merck Patent Rights and Merck SARM Know-How, including without limitation the development, manufacture, use, sale and import of Compound(s) and Product(s), do not interfere with or infringe any intellectual property rights owned or possessed by any Third Party;

10.3.5	to Merck’s knowledge, there are no claims, judgments or settlements against or owed by Merck and no pending or threatened claims or litigation relating to the Merck Background Patent Rights and Merck Background SARM Know-How; and

10.3.6	to Merck’s knowledge, there are no claims, judgments or settlements owed by Merck and no pending or threatened claims or litigation relating to the Merck Background Patent Rights and Merck Background SARM Know-How; and

10.3.7	Merck has the right to grant the licenses under Merck Know-How and Merck Patent Rights to the extent set forth in this Agreement.
10.4	Limitation of Liability. EXCEPT FOR A BREACH OF ARTICLE 7 OR EITHER PARTY’S OBLIGATIONS UNDER ARTICLE 11, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, ANY LOSS OF PROFITS, LOSS OF BUSINESS, LOSS OF USE, LOSS OR INACCESSIBILITY OF DATA, OR INTERRUPTION OF BUSINESS, ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.5	Covenant of Merck. As soon as reasonably practical after the Closing Date, but in any event prior to Merck and GTx scientists meeting together to exchange information about their respective Compounds and expertise, Merck will disclose to GTx all reasonably relevant information regarding the Merck Patent Rights claiming the Merck Compounds existing as of the Execution Date licensed under this Agreement and Merck SARM Know-How related to such Merck Compounds.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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ARTICLE 11 INDEMNIFICATION
11.1	By Merck. Merck agrees to indemnify, hold harmless and defend GTx, its Affiliates and its and their respective officers, directors, shareholders, employees, successors and assigns (collectively, the “GTx Indemnified Parties”) against any and all losses, costs, expenses, fees or damages arising out of or relating to claims, allegations, suits, actions or proceedings (including reasonable attorneys fees and expenses incurred in connection therewith, except as otherwise set forth in this Section 11.1) asserted by any Third Party (collectively, the “Costs”), whether governmental and private, to the extent arising out of or relating to (i) personal injury arising from the research, development, manufacture, use, sale or other disposition by Merck or its Related Parties or their respective distributors (A) of Product under this Agreement or (B) of any Product containing a Differentiated Compound pursuant to Merck’s Opt-Out rights hereunder; (ii) Merck’s breach of any of its representations and warranties set forth in Sections 10.1, 10.3 or 13.3(f) of this Agreement; (iii) Merck’s failure to comply with all applicable laws, rules and regulations; (iv) Merck’s sublicensing of rights under this Agreement or (v) the gross negligence or willful misconduct of any of the Merck Indemnified Parties as defined below, provided that Merck shall not be required to indemnify, hold harmless or defend any GTx Indemnified Party against any claim arising out of or related to any GTx Indemnified Party’s (w) use, research, and/or development of any Product under this Agreement; (x) research, development, manufacture, use, sale or other disposition of any Product containing a Differentiated Compound which is developed and commercialized by GTx pursuant to GTx’s Opt-Out rights hereunder; (y) gross negligence, willful misconduct, or breach of this Agreement, or (z) failure to comply with all applicable laws, rules and regulations, to the extent that any failure pursuant to 11.1(w), (x), (y), or (z) contributes to the Costs.

11.2	By GTx. Subject to the limitations set forth in this Section 11.2, GTx agrees to indemnify, hold harmless and defend Merck, its Affiliates and its respective officers, directors, shareholders, employees, successors and assigns (collectively, the “Merck Indemnified Parties”) against any and all Costs (as defined in Section 11.1) arising out of or relating to claims, allegations, suits, actions or proceedings asserted by any Third Party, whether governmental and private, to the extent arising out of or relating to (i) personal injury (A) occurring during the use, research or development of a Product under this Agreement by a GTx Indemnified Party or (B) arising from the research, development, manufacture, use, sale or other disposition, by GTx or its Affiliates or sublicensees or their respective distributors, of any Product (1) containing a Differentiated Compound, pursuant to GTx’s Opt-Out rights hereunder or (2) upon termination of this Agreement, pursuant to a license granted by Merck pursuant to ARTICLE 14; (ii) GTx’s breach of any of its representations and warranties set forth in Sections 10.1, 10.2 or 13.3(e) of this Agreement [ * ]; (iii) GTx’s failure to comply with all applicable laws, rules and regulations; or (iv) the gross negligence or willful misconduct of any of the GTx Indemnified Parties, provided that GTx shall not be required to indemnify, hold harmless or defend any Merck Indemnified Party against any claim arising out of or related to any Merck Indemnified Party’s (x) use, research, development, manufacture and/or commercialization of any Product under this Agreement or of any Product containing a Differentiated Compound which is developed and commercialized by Merck pursuant to Merck’s Opt-Out rights hereunder; (y) gross negligence, willful misconduct, or breach of this Agreement, or (z) failure to comply with all applicable laws, rules and regulations, to the extent any failure pursuant to 11.2(x), (y), or (z) contributes to the Costs.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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11.3	Procedure. If either Party is seeking indemnification under Sections 11.1 or 11.2 (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of the claim giving rise to the obligation to indemnify pursuant to such section as soon as reasonably practicable after receiving notice of the claim. The Indemnifying Party shall have the right to assume the defense of any such claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the Indemnifying Party. Neither Party shall have the obligation to indemnify the other Party in connection with any settlement made without the Indemnified Party’s written consent, which consent shall not be unreasonably withheld or delayed. If the Parties cannot agree as to the application of Sections 11.1 or 11.2 as to any claim, pending resolution of the dispute pursuant to Section 12.6, the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Sections 11.1 or 11.12 upon resolution of the underlying claim.
ARTICLE 12 PATENT AND TRADEMARK PROVISIONS.
12.1	Filing, Prosecution and Maintenance of Patents.
12.1.1	Subject to the remaining provisions of this Section 12.1, each Party agrees to exercise Commercially Reasonable Efforts to file, prosecute and maintain (“Prosecute”) in the Territory, upon appropriate consultation with each other, their respective Patent Rights, and Merck will be responsible for Prosecuting in the Territory, after consultation with GTx, any Joint Patent Rights and Merck Patent Rights.

12.1.2	The Parties agree, promptly after the Closing Date, to disclose to each other all relevant information regarding each others patent applications and prosecution efforts regarding their respective SARM Patent Rights, and to share information and collaborate with one another in order to devise a reasonably uniform and consistent patent strategy to Prosecute their respective Patent Rights.

12.1.3	The Party that is Prosecuting GTx Patent Rights, Merck Patent Rights or Joint Patent Rights, in each case (i) shall give the other Party an opportunity to review the text of the Material Patent Documents and Material Patent Drafts in a timely manner before filing, shall consult with the other Party with respect thereto, and shall supply the other Party with a copy of the Material Patent Documents and Material Patent Drafts and responses as filed, together with notice of its filing date and serial number; (ii) shall keep the other Party advised of the status of the actual and prospective patent filings; (iii) shall report and provide the other Party with all prosecution in a foreign jurisdiction in a timely manner; (iv) upon the other Party’s request, shall provide advance copies of any papers related to the Prosecution of such patent filings; and (v) promptly give notice to the other Party of the grant, lapse, revocation, surrender, invalidation or abandonment of any GTx Patent Rights, Merck Patent Rights, or Joint Patent Rights for which such Party is responsible for Prosecution.

12.1.4	With respect to all filings occurring from and after the Closing Date, the Parties shall share equally in the out-of-pocket expenses incurred (other than outside attorneys’

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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fees) related to the Prosecution of their Patent Rights. In connection herewith, the Parties agree that they shall aggregate all out-of-pocket Third Party (but not including outside attorneys’ fees) patent costs each quarter expended in the Prosecution of their respective Patent Rights and will share this information with the other Party within thirty (30) days of the end of each such quarter, with the agreement that the total out-of-pocket Third Party costs for both Parties shall be divided equally between the Parties and there shall be a settling up of expenses made by each such Party during the quarter so that each Party shall have paid only 50% of such aggregate amount.
12.2	Interference, Opposition, Reexamination and Reissue.
12.2.1	Each Party shall, within ten (10) days of learning of an interference, opposition proceeding, or reexamination and/or reissue of one of its patents, inform the other Party of any request for, or filing or declaration of, any interference, opposition, reissue or reexamination relating to each Party’s Patent Rights. Merck and GTx shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding. Merck shall have the right to review and approve any submission to be made in connection with such proceeding.

12.2.2	Each Party agrees that it will not initiate any opposition, reexamination, interference or reissue proceeding relating to their respective Patent Rights without the prior written consent of the other Party, such consent not to be unreasonably withheld.

12.2.3	In connection with any interference, opposition, reissue, or reexamination proceeding relating to GTx Patent Rights, GTx shall take the lead. Merck and GTx will cooperate fully and will provide each other with all Material Patent Documents and Material Patent Drafts relating to GTx Patent Rights, and provide any information or assistance that either may reasonably request. Merck shall have the right to approve any submission to be made in connection with such proceeding, such approval not to be unreasonably withheld. If GTx shall fail or refuse to take any action with regard to any interference, opposition, reissue, or reexamination proceeding pertaining to the GTx Patent Rights within thirty (30) days after GTx shall have been notified thereof, then Merck shall have the right to take the lead, and Merck and GTx will cooperate fully and will provide each other with any information or assistance that either may reasonably request.

12.2.4	In connection with any interference, opposition, reissue, or reexamination proceeding relating to Merck Patent Rights and/or Joint Patent Rights, Merck shall take the lead. Merck and GTx will cooperate fully and will provide each other with all Material Patent Documents and Material Patent Drafts relating to Merck Patent Rights and/or Joint Patent Rights, and provide any information or assistance that either may reasonably request. GTx shall have the right to approve any submission to be made in connection with such proceeding, such approval not to be unreasonably withheld. If Merck shall fail or refuse to take any action with regard to any interference, opposition, reissue, or reexamination proceeding pertaining to the Merck Patent Rights and/or Joint Patent Rights within thirty (30) days after Merck shall have been notified thereof, then GTx shall have the right to take the lead, and Merck and GTx will cooperate fully and will provide each other with any information or assistance that either may reasonably request.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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12.2.5	The Parties shall share equally in the expense of any interference, opposition, reexamination, or reissue proceeding relating to GTx Patent Rights, Merck Patent Rights or Joint Patent Rights.

12.2.6	Both Parties shall, as soon as practicable after receiving notice of such action, convene and consult with each other regarding the appropriate course of conduct for such action. Each Party shall have the right to be kept fully informed by the other Party and to participate in the decisions regarding the appropriate course of conduct for such action, and the right to join and participate in such action.
12.3	Enforcement and Defense.
12.3.1	Each Party shall give the other Party notice of either (i) any infringement of GTx Patent Rights, Merck Patent Rights and/or Joint Patent Rights, or (ii) any misappropriation or misuse of GTx SARM Know-How, Merck SARM Know-How and/or proprietary know-how developed through the Collaboration that may come to either Party’s attention. Merck and GTx shall consult and cooperate fully to determine a course of action, including but not limited to the commencement of legal action to terminate any infringement of GTx Patent Rights, Merck Patent Rights, or Joint Patent Rights or any misappropriation or misuse of such GTx SARM Know-How, Merck SARM Know-How and/or other proprietary know-how. Merck, upon notice to GTx, shall have the right to initiate and prosecute such legal action in the name of GTx and Merck, or to control the defense of any declaratory judgment action relating to GTx Patent Rights or GTx SARM Know-How. If Merck shall fail or refuse to take any action with regard to infringement, misappropriation or misuse of GTx SARM Know-How, Merck SARM Know-How and/or other proprietary know-how within thirty (30) days after Merck shall have been notified thereof, then GTx shall have the right to take the lead in any such proceeding and Merck and GTx will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Each Party shall have the right to be represented by counsel of its own choice.

12.3.2	The costs of any agreed-upon course of action to terminate infringement of GTx Patent Rights, Merck Patent Rights or Joint Patent Rights, or misappropriation or misuse of GTx SARM Know-How or Merck SARM Know-How, including without limitation the costs of any legal action commenced or the defense of any declaratory judgment shall be shared equally by GTx and Merck.

12.3.3	For any action to terminate any infringement of GTx Patent Rights or any misappropriation or misuse of GTx SARM Know-How, in the event that Merck is unable to initiate or prosecute such action solely in its own name, GTx will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for Merck to initiate litigation to prosecute and maintain such action. In connection with any action, Merck and GTx will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Each Party shall keep the other informed of developments in any action or proceeding, including, to the extent permissible by law, consultation on and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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12.3.4	Subject to the rights of UTRF under the UTRF SARM License as it pertains to GTx Patent Rights licensed from UTRF, any recovery obtained by either or both Merck and GTx in connection with or as a result of any action contemplated by this Section, whether by settlement or otherwise, shall be shared in order as follows:
(a)	the Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

(b)	the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and

(c)	the amount of any recovery remaining shall then be allocated between the Parties [ * ].
12.3.5	Each Party shall inform the other Party of any certification regarding any the Party’s Patent Rights it shall have received pursuant to either 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions or any similar provisions in a country in the Territory other than the United States, and shall provide the other Party with a copy of such certification within five (5) days of receipt. Merck’s rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in Sections 12.3.1 through 12.3.4. Both Parties shall, as soon as practicable after receiving notice of such certification, convene and consult with each other regarding the appropriate course of conduct for such action. GTx shall have the right to be kept fully informed and participate in decisions regarding the appropriate course of conduct for such action, and the right to join and participate in such action.
12.4	Cooperation on Patent Matters. The Parties agree to cooperate and to take reasonable actions to maximize the protections available under the safe harbor provisions of 35 U.S.C. 103(c) for US patents and patent applications. The Parties shall cooperate with each other, including without limitation to provide necessary information and assistance as the other Party may reasonably request, in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to GTx Patent Rights and/or Merck Patent Rights. In the event that elections with respect to obtaining such patent term restoration are to be made, Merck shall have the right to make the election and GTx agrees to abide by such election, subject to the following: if patent term restoration arises in connection with GTx’s development of a Differentiated Compound under Section 3.4.1 as to which Merck did not exercise the Merck Opt-In under Section 3.4.3, and if an election by GTx of patent term restoration does not undermine Merck’s position regarding patent term restoration as set forth in this Section 12.4 or if no other Product is in Phase III development or being commercialized as of the time of such election, then GTx shall have the right to make the election and Merck agrees to abide by such election.
12.5	Trademarks. Merck will be responsible for Prosecuting in the Territory any trademarks and/or trade names for use in connection with Product, except in the case of any Products licensed to GTx under Section 6.4.1, as to which GTx shall be responsible for such Prosecution. The Parties will disclose to each other, promptly after the Closing Date, all relevant information regarding their respective SARM-related trademarks, including (in the case of GTx) the GTx Trademarks.
ARTICLE 13 CONDITIONS TO CLOSING; HSR ACT

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

13.1	HSR Filing. Unless otherwise exempted from filing, each of Merck and GTx shall, within fifteen (15) days after the Execution Date, file with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, any HSR Filing required of it under the HSR Act with respect to the transactions contemplated hereby. The Parties will cooperate with one another to the extent necessary in the preparation of any such HSR Filing. Each Party will be responsible for its own costs, expenses, and filing fees associated with any HSR Filing.
13.2	Cooperation. In respect of any HSR Filing, each of Merck and GTx will use its good faith, diligent efforts to resolve and address any concerns on the part of any court or Governmental Authority regarding the legality of the proposed transaction, including cooperating in good faith with any government investigation and the prompt production of documents and information demanded by a second request for documents and of witnesses if requested, and to cause the Closing Date of this Agreement to occur as soon as practicable, as provided in Section 13.3.
13.3	Closing Date of Agreement. The “Closing Date” shall not occur until (a) the waiting period under the HSR Act shall have expired or earlier been terminated; (b) no injunction (whether temporary, preliminary or permanent) prohibiting consummation of the transactions contemplated by this Agreement or any material portion hereof shall be in effect; (c) no requirements or conditions shall have been imposed in connection therewith which are not reasonably satisfactory to the Parties; (d) each Party shall certify that the representations set forth in Section 10.1 (Representations and Warranties) remain true and correct as of the Closing Date; (e) GTx shall certify that the representations set forth in Sections 10.2.1 and 10.2.2 remain true and correct as of the Closing Date; (f) Merck shall certify that the representations set forth in Sections 10.3.1, 10.3.2 and 10.3.7 remain true and correct as of the Closing Date; and (g) the “Closing” (as such term is defined in the Stock Purchase Agreement) of the sale and purchase of the Shares under Section 2.1 of the Stock Purchase Agreement shall have occurred on or before the Closing Date (collectively, the “Closing Conditions"). In the event that the Closing Conditions are not satisfied on or before termination of the Stock Purchase Agreement, this Agreement shall terminate, and the Parties acknowledge that the provisions of Sections 14.2, 14.3 and 15.10 shall not survive such termination.
13.4	Portions of Agreement effective as of Execution Date. Notwithstanding Section 13.3, the following provisions of the Agreement shall be in full force and effect as of the Execution Date: ARTICLE 1 (Definitions), ARTICLE 7 (Confidentiality and Publications), ARTICLE 10 (Representations and Warranties), ARTICLE 13 (Conditions to Closing), ARTICLE 14 (Termination), and ARTICLE 15 (Miscellaneous).
13.5	Activities between Execution Date and Closing Date. Effective upon the Closing Date: (i) GTx SARM Know-How and GTx Patent Rights resulting from the independent activities of GTx between the Execution Date and Closing Date shall be deemed to be GTx Background SARM Know-How and GTx Background Patent Rights, respectively, and subject to the licenses granted by GTx to Merck hereunder; and (ii) Merck SARM Know-How and Merck Patent Rights resulting from the independent activities of Merck between the Execution Date and Closing Date shall be deemed to be Merck Background SARM Know-How and Merck Background Patent Rights, respectively, and subject to the licenses granted by Merck to GTx hereunder.
ARTICLE 14 TERM AND TERMINATION
14.1	Term and Expiration. Except as set forth in Section 13.4, this Agreement shall be effective as of the Closing Date and unless terminated earlier pursuant to Sections 14.2 or 14.3, this

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Agreement shall continue in full force and effect until one or more Products has received Marketing Authorization and, thereafter, until expiration of all royalty obligations hereunder (the “Term”). Upon expiration of this Agreement, the licenses granted hereunder pursuant to Sections 6.1, 6.3 and 6.4 shall become fully paid-up, non-exclusive, perpetual licenses.
14.2 Termination by Merck.
14.2.1	Notwithstanding anything contained herein to the contrary, from and after [ * ] following the Closing Date, Merck shall have the right to terminate this Agreement at any time in its sole discretion by giving ninety (90) days’ advance written notice to GTx.

14.2.2	If Merck terminates this Agreement pursuant to Section 14.2.1, (i) Merck shall pay all amounts then due and owing to GTx as of the termination date; (ii) Merck shall continue to be obligated during the termination notice period to perform all of its obligations under this Agreement, including its obligation to pay all expenses associated with any ongoing Development Program (including the expense of any Clinical Trials provided, that Merck shall not be obligated to continue such funding if Merck in good faith believes that any such Clinical Trials should be terminated for Safety reasons); and (iii) Merck shall continue to be obligated to provide any research funding pursuant to Section 8.1 that would become due in the period between Merck’s notice of termination and the third anniversary date of the Funding Trigger Date in 2010. In addition, as a result of any such termination by Merck under Section 14.2.1:
(i)	all licenses and rights to GTx Patent Rights, GTx SARM Know-How, and GTx Trademarks granted to Merck hereunder shall terminate;

(ii)	all Information in tangible form and all substances or compositions delivered or provided by GTx to Merck, as well as any other material provided by GTx to Merck in any medium, shall be returned to GTx, except that Merck may retain one copy of such Information solely for legal archive purposes;

(iii)	subject to the remaining provisions of this Section 14.2.2, all Information in tangible form and all substances or compositions delivered or provided by Merck to GTx, as well as any other material provided by Merck to GTx in any medium, shall be returned to Merck, except that GTx may retain one copy of such Information solely for legal archive purposes;

(iv)	Merck shall transfer to GTx such technology and information reasonably necessary to allow GTx to manufacture and supply Compounds and Products covered under the GTx Patent Rights, GTx SARM Know-How and/or Joint Patent Rights for which plans shall have been approved by the PDC to commence Phase I Clinical Studies or which are in clinical development or being marketed, including any finished Product inventory or Product supply Merck then may have on hand to manufacture Product under such Patent Rights, provided that Merck shall be relieved of this obligation in the event Merck in good faith believes

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

there is a question of Safety pertaining to any such inventory or Product supply;
(v)	If Merck’s election to terminate this Agreement is effective prior to completion of a Clinical Trial for any Compound covered by GTx Patent Rights, GTx SARM Know-How and/or Joint Patent Rights that already has been Initiated, Merck shall be obligated for the period ending thirty (30) days after the effective date of such termination to continue to fund the Clinical Trial at its expense in accordance with the protocol for the Clinical Trial approved by the PDC, and to transfer any clinical data and Clinical Trial results generated from such Clinical Trials during such period to GTx unless Merck shall reasonably believe the Clinical Trial should not be continued or completed for reasons of Safety.

(vi)	Merck shall promptly transfer and assign ownership to GTx of all INDs, Marketing Authorizations and NDAs for Compounds and Products covered by GTx Patent Rights, GTx SARM Know-How, and/or Joint Patent Rights, shall enter into an agreement granting GTx a royalty-free exclusive license under all trademarks owned by Merck covering such Compounds and Products, but only if such trademarks have been publicly associated with such Compound or Product, and shall take such other actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights hereunder to GTx;

(vii)	Merck shall agree that any SARM that is owned by or licensed in by Merck or any Affiliate of Merck that (i) is in clinical development or is commercialized for any Indication, including any Identified Indication, as of the effective date of termination of the Agreement on account of Merck’s exercise of its right to terminate under Section 14.2.1, or (ii) enters clinical development or is commercialized for any Indication, including any Identified Indication, during the period of [ * ] from and after the effective date of termination, shall [ * ] notwithstanding the termination by Merck;

(viii)	GTx shall grant to Merck a non-exclusive license under GTx Patent Rights and GTx SARM Know-How (but not GTX Background SARM Know-How) (i) to use Merck Compounds and Collaboration Compounds on a fully paid up basis for research purposes, and (ii) to develop, make, have made, use, sell and offer to sell Products containing (A) Merck Compounds or (B) Collaboration Compounds that have been identified by the JRC as Development Candidates, or are in clinical development or are being commercialized as of the termination date and Products embodying such Collaboration Compounds and Merck Compounds; provided, however, that any development and/or sale of such Products shall [ * ] notwithstanding Merck’s termination of this Agreement, in each case in the form that such Collaboration Compounds and Products exist as of such termination date, and excluding any GTx SARM Know-How that is, and claims of GTx Patent Rights that specifically claim,

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

proprietary manufacturing methods or techniques developed independent of this Agreement and generally applicable to other GTx compounds.
(ix)	Merck shall grant to GTx a non-exclusive license under Merck Patent Rights and Merck SARM Know-How (but not Merck Background SARM Know-How) (i) to use GTx Compounds and Collaboration Compounds on a fully paid up basis for research purposes, and (ii) to develop, make, have made, use, offer to sell, sell and/or import (A) GTx Compounds and (B) Collaboration Compounds that have been identified by the JRC as Development Candidates, or are in clinical development, or are being commercialized as of the termination date, and Products embodying such Collaboration Compounds and GTx Compounds, in each case in the form that such Collaboration Compounds and Products exist as of such termination date, and excluding any Merck SARM Know-How that is, and claims of Merck Patent Rights that specifically claim, proprietary manufacturing methods or techniques developed independent of this Agreement and generally applicable to other Merck compounds; and

(x)	All Collaboration Compounds that are not subject to Section 14.2.2(viii and ix) above (i.e,,Collaboration Compounds that have not been identified by the JRC as Development Candidates as of the termination date) will be fully transferred by Merck to GTx, and Merck shall have no other or further rights in such Collaboration Compounds. Merck shall grant to GTx (i) a non-exclusive license under the Merck Patent Rights and Merck SARM Know-How (but not Merck Background SARM Know-How) and (ii) an exclusive license under its rights in Joint Patent Rights and Joint Information and Inventions, to make, have made, use, offer to sell, sell and/or import any such Collaboration Compounds and Products embodying such Collaboration Compounds.
14.2.3	Except for the surviving provisions set forth above and in Section 14.4, the rights and obligations of the Parties hereunder shall terminate as of the date of such termination.
14.3 Termination for Cause.
14.3.1	Cause for Termination. This Agreement may be terminated at any time during the Term:
(a)	upon written notice by either Party if the other Party materially breaches one or more of its obligations under this Agreement, and has not cured such breach within ninety (90) days after notice requesting cure of the breach; provided, however, in the event of a good faith dispute with respect to the existence of a material breach, the ninety (90) day cure period shall be tolled until such time as the dispute is resolved pursuant to Section 15.6; or

(b)	by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding such right to

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.
14.3.2 Effect of Termination for Cause.
(a)	If Merck terminates this Agreement under Section 14.3.1, then it may proceed under this Section 14.3.2(a) or under Section 14.3.3. If Merck determines, at its option and sole discretion to terminate the Agreement under this Section 14.3.2(a), then:
(i)	All licenses and rights to Merck Patent Rights and Merck SARM Know-How granted to GTx hereunder shall terminate.

(ii)	All Information in tangible form and all substances or compositions delivered or provided by Merck to GTx, as well as any other material provided by Merck to GTx in any medium, shall be returned to Merck except that GTx may retain one copy of such Information solely for legal archive purposes.

(iii)	Subject to GTx’s retained rights under Section 6.4.1 for any Differentiated Compound that is not a Merck Compound that GTx is developing or commercializing as of the date of such termination, and further subject to Section 14.3.2(a)(iv), GTx will grant Merck (a) an exclusive license under GTx Patent Rights, GTx SARM Know-How, GTx Information and Inventions, GTx Joint Information and Inventions and Joint Patent Rights to conduct research and to develop, make, have made, use, offer to sell, sell and import (but also subject to GTx’s obligations to Third Parties) any GTx Compound or Product containing a GTx Compound which has been identified as a Development Candidate and for which a Phase I Clinical Study has been Initiated.

(iv)	Subject to any set-off for damages incurred by Merck as a result of GTx’s breach of the Agreement, Merck shall pay all amounts then due and owing to GTx under this Agreement as of the termination date, and notwithstanding Merck’s termination of this Agreement, shall [ * ]. GTx and Merck agree that [ * ].

(v)	GTx shall agree that for a period of [ * ] from and after the effective date of termination of the Agreement on account of the exercise by Merck of its rights under this Section 14.3.2(a) on account of GTx’s uncured material breach of this Agreement, [ * ].
(b)	If GTx terminates this Agreement under Section 14.3.1:
(i)	All licenses and rights to GTx Patent Rights, GTx SARM Know-How, and GTx Trademarks granted to Merck hereunder shall terminate.

(ii)	All Information in tangible form and all substances or compositions delivered or provided by GTx to Merck, as well as any other material

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

provided by GTx to Merck in any medium, shall be returned to GTx, except that Merck may retain one copy of such Information solely for legal archive purposes.
(iii)	Merck (a) shall grant GTx an exclusive license in and to any Joint Patent Rights and Joint Information and Inventions, to conduct research and to develop, make, have made, use, offer to sell, sell and import (i) GTx Compounds, (ii) Collaboration Compounds within the scope of Joint Patent Rights, and (iii) Products comprising any of the foregoing, but subject to Merck’s obligations to Third Parties, if any, and excluding from the foregoing any Merck SARM Know-How that is, and any claims of Merck Patent Rights that specifically claim, proprietary manufacturing methods or techniques developed independent of this Agreement and generally applicable to other Merck compounds; (b) shall enter into an agreement granting GTx a royalty-free exclusive license under all trademarks owned by Merck covering such Compounds covered by any GTx Patent Rights, GTx SARM Know-How and/or Joint Patent Rights, but only if such trademarks have been publicly associated with such Compound, and (c) shall grant a non-exclusive license in and to Merck Patent Rights and Merck SARM Know-How that has been applied to the formulation, manufacture or use of such GTx Compounds, Collaboration Compounds or Products as of the date of such termination, excluding, however, the proprietary manufacturing methods or techniques described above.

(iv)	For any Product containing a Collaboration Compound that is either (a) undergoing a Phase III Clinical Study at the time GTx notifies Merck of its intention to terminate this Agreement under Section 14.3.1, or (b) has concluded a Phase III Clinical Study and has filed or expects to file for Marketing Authorization, Merck shall [ * ].

(v)	Merck shall transfer to GTx such Joint Information and Inventions and Merck Information and Inventions reasonably necessary to allow GTx to manufacture and supply Compounds and Products covered under the GTx Patent Rights, GTx SARM Know-How, and/or Joint Patent Rights for which Phase I Clinical Studies have been commenced and which are being actively developed at the time of termination, including any finished Product inventory or Product supply Merck then may have on hand to manufacture Product under such Patent Rights, provided that Merck shall be relieved of this obligation in the event Merck has a good faith question of Safety pertaining to any such inventory or Product supply.

(vi)	Merck shall promptly transfer and assign ownership to GTx of all INDs, Marketing Authorizations and NDAs for Compounds and Products covered by GTx Patent Rights, GTx SARM Know-How, Joint Patent Rights, and shall take such other actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights hereunder to GTx.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(vii)	Merck shall have a non-exclusive license to use Collaboration Compounds, Joint Patent Rights, GTx Information and Inventions and GTx’s interest in Joint Information and Inventions (but not GTX Background SARM Know-How) on a fully paid up basis for internal research purposes only.
14.3.3	Merck Limited Termination for Cause. If GTx materially breaches one or more of its obligations under this Agreement, and does not cure a material breach within the period set forth under Section 14.3.1(a), then Merck shall have the option, in lieu of electing (at its sole discretion) to terminate this Agreement in its entirety as provided in Section 14.3.2(a) to terminate the Agreement only with respect to the following specific provisions: ARTICLE 3 (Research Program) and ARTICLE 4 (Development). If Merck elects so to terminate this Agreement solely with respect to such provisions after GTx’s uncured material breach, Merck shall give GTx written notice of such termination, and in such event: (a) GTx shall cease work on the Research Program immediately; (b) GTx will reimburse Merck for any amounts of Research Program funding provided by Merck pursuant to Section 8.1 for the then-current quarter that have not been expended by GTx on Research Program activities undertaken prior to and up to the effective date of the termination hereunder; (c) GTx shall provide to Merck (to the extent not previously provided) copies of all GTx Information and Inventions generated under the Research Program, for use by Merck as licensed under this Agreement; (d) Merck shall not be obligated to pay GTx any further amounts for Research Program funding, except for reimbursement of amounts contracted for outsourced studies that were authorized prior to such date and that cannot be canceled: and (e) the remainder of the Agreement shall remain in full force and effect, including all milestone and royalty payment provisions. Notwithstanding the foregoing, all other claims and unpaid payment obligations, if any, that accrued prior to such termination date shall survive termination of the Agreement in accordance with, and to the extent provided in the Agreement.
14.4 Effect of Expiration or Termination; Survival.
14.4.1	Upon termination of this Agreement by Merck pursuant to Section 14.2 or by GTx pursuant to Section 14.3.1, Merck and its Affiliates, sublicensees and distributors shall be entitled, [ * ] following the effective date of termination, to finish any work-in-progress and to sell any Products or Compound remaining in inventory, in accordance with the terms of this Agreement, provided that Merck shall pay GTx all royalties under Section 8.5 to which GTx is entitled on account of any sales of such Product or Compound. Notwithstanding the preceding sentence, GTx shall have the option to purchase from Merck any finished Product and/or Compounds at Merck’s fully allocated cost calculated according to GAAP for such Products and/or Compounds in lieu of Merck selling the inventory. Merck agrees to promptly notify GTx of any finished Product and Compound inventory and to allow GTx to purchase from Merck such amounts as GTx shall elect.

14.4.2	Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

against the other accrued or accruing under this Agreement prior to expiration or termination, including without limitation the obligation to pay royalties for Product(s) or Compound sold prior to such expiration or termination. The provisions of ARTICLE 7 shall survive the expiration or termination of this Agreement and shall continue in effect for ten (10) years. In addition, except as set forth in Section 13.3, the provisions of ARTICLE 1 (Definitions), ARTICLE 10 (Representations and Warranties), ARTICLE 11 (Indemnification), ARTICLE 13 (Conditions to Closing), ARTICLE 14 (Termination), and ARTICLE 15 (Miscellaneous) other than Section 15.2, and Sections 2.11, 6.4 and 8.7 shall survive any expiration or termination of this Agreement.
14.4.3	ARTICLE 12 shall expire upon termination of this Agreement for any reason. Following expiration of such Article, each Party shall be responsible for the prosecution, maintenance and enforcement of its own Patent Rights. To the extent Joint Patent Rights have been exclusively licensed to one Party under this ARTICLE 14 following termination, such Party shall have the rights assigned to Merck under ARTICLE 12 with respect to the patents and patent applications which are the subject of such exclusive license, and the other Party shall have the rights assigned to GTx under ARTICLE 12. To the extent Joint Patent Rights have not been exclusively licensed to one Party following termination, the Parties shall confer in good faith as to the best mechanism for preserving and sharing the benefit of such Joint Patent Rights.
ARTICLE 15 MISCELLANEOUS
15.1	Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including, but not limited to, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake and continue diligently all reasonable efforts necessary to cure such force majeure circumstances or to perform its obligations in spite of the ongoing circumstances.
15.2 Assignment/ Change of Control/ Competing Pharma Change of Control.
15.2.1	Except as otherwise provided in this Section 15.2, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party.

15.2.2	Merck may, without consent of GTx, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of Merck, or in whole to its successor in interest in connection with a Change of Control. GTx may, without Merck’s consent, assign this Agreement and its rights and obligations hereunder (except as specified below) in whole to its successor in interest in connection with a Change of Control.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

15.2.3	In the event that there is a GTx Change of Control that is a Competing Pharma Change of Control, then GTx shall provide written notice to Merck at least thirty (30) days prior to the completion of such Change of Control and Merck shall have the right, at Merck election at any time after such Change of Control, to implement some or all of the following revisions to this Agreement:
(a)	Merck may limit some of the detail required as a part of its obligations to provide GTx royalty related reports pursuant to Section 8.6; provided that Merck shall not limit such reporting in a manner that would cause GTx to be in breach of its obligations to UTRF to provide the related royalty reports required under the UTRF License; provided further that GTx shall exercise diligent efforts to permit Merck to make such disclosures directly to UTRF without copy to GTx; provided further that, Merck will, if requested by GTx, provide royalty reports specified in such Section 8.6 to an independent certified public accounting firm for auditing in accordance with Section 8.7.

(b)	Merck may terminate any GTx activities relating to commercialization of any Product;

(c)	Merck may terminate, without penalty, one or more of the Joint Steering Committee, the Joint Research Committee, the Development Committee and the Commercialization Committee. Regardless of such termination, effective upon such Competing Pharma Change of Control, any decision rights of such committees shall be exercised by Merck in its sole discretion, and regardless of whether such meetings are terminated, any affirmative obligation of Merck to disclose confidential Information in connection with such committee meetings shall be terminated;

(d)	If GTx shall not have already exercised such right, Merck may terminate, without penalty, GTx’s Opt-Out right pursuant to Section 3.4.1 and/or the GTx Opt-In pursuant to Section 3.4.4; provided, however, that if GTx has exercised its Opt-Out right pursuant to Section 3.4.1 and Merck has not exercised the Merck Opt-In pursuant to Section 3.4.3, then the license rights set forth in Section 6.4.1 shall continue in effect;

(e)	In the event that such Competing Pharma Change of Control occurs during the term of the Research Program, Merck shall have the right to immediately terminate the Research Program and any remaining funding obligations pursuant to Section 8.1 that would be owed after such termination; and

(f)	Merck shall have the right to require GTx, including the Change of Control party, to adopt reasonable procedures to be agreed upon in writing with Merck to prevent the disclosure of all Information of Merck and other information with respect to the research, development and commercialization of Compounds and Products (collectively “Sensitive Information”) beyond GTx personnel having access to and knowledge of Sensitive Information prior to the Change of Control and to control the dissemination of Sensitive Information disclosed after the Change of Control. The purposes of such procedures shall be to strictly limit such disclosures to only those personnel having a need to know Sensitive Information in order for GTx to perform its obligations under this Agreement and

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

to prohibit the use of Sensitive Information for competitive reasons against Merck and its Related Parties and Compounds or Products, including without limitation, the use of Sensitive Information for the development or commercialization of competing products.
(g)	Merck may immediately terminate its obligations pursuant to Section 2.4 as to the Exclusivity Period.
Any attempted assignment not in accordance with this Section 15.2 shall be void. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. For clarity, the intellectual property rights of the assignee in a Change of Control transaction, as existing on the date of closing of such transaction, shall be automatically excluded from the rights licensed to the other Party under this Agreement.
15.3	Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.
15.4	Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to GTx, to:	GTx, Inc.
Mitchell S. Steiner
Vice Chairman & CEO
3 North Dunlap Ave.
Memphis, TN 38163
Facsimile No.: (901)507-8608

and:	Henry P. Doggrell
Vice President, General Counsel
Attention: Office of Counsel
Facsimile No.: 901-844-8075

if to Merck, to:	Merck & Co., Inc.
One Merck Drive
P.O. Box 100, WS3A-65
Whitehouse Station, NJ 08889-0100
Attention: Office of Secretary
Facsimile No.: (908)735-1246

and	Merck & Co., Inc.
One Merck Drive
Attention: Chief Licensing Officer

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

P.O. Box 100, WS2A-30
Whitehouse Station, NJ 08889-0100
Facsimile: (908)735-1214
or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) business day following the date of mailing, if sent by mail.
15.5	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the patent laws of the United States without reference to any rules of conflict of laws or renvoi.
15.6 Dispute Resolution.
15.6.1	The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an “Excluded Claim” (defined below) shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (“AAA”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

15.6.2	The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business: within thirty (30) days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within thirty (30) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA. The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

15.6.3	Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration.

15.6.4	Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable Delaware statute of limitations.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

15.6.5	The Parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

15.6.6	As used in this Section, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (a) the scope, validity, enforceability, inventorship or infringement of a patent, patent application, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.
15.7	Entire Agreement; Amendments. This Agreement, together with the Schedules and Exhibits hereto, contains the entire understanding of the Parties with respect to the Collaboration and the licenses granted hereunder. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the Collaboration and the licenses granted hereunder are superseded by the terms of this Agreement. The Schedules and Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto. The Parties agree that, effective as of the Closing Date, that certain Bilateral Disclosure Agreement between the Parties dated as of May 9, 2007 (“Confidentiality Agreement”) shall be superseded by this Agreement, and that disclosures made prior to the Closing Date pursuant to the Confidentiality Agreement shall be subject to the confidentiality and non-disclosure provisions of this Agreement.
15.8	Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.
15.9	Independent Contractors. It is expressly agreed that GTx and Merck shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither GTx nor Merck shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.
15.10	No Solicitation. During the R&D Collaboration Term, Merck and its Affiliates shall not, directly or indirectly, solicit for employment in Merck’s or its Affiliates’ United States operations (or hire as a result of such solicitation), any employee of GTx (a) who is principally involved in research, development, regulatory, or clinical responsibilities related to SARMs, and (b) whose gross annual salary [ * ]; provided, however, that nothing in this Section 15.10 shall prohibit general advertising or solicitations or the hiring of persons responding solely to such general advertising or solicitations.
15.11	Waiver. The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

15.12	Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.
15.13	Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.
15.14	Certain Conventions. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit shall be deemed to be a reference to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit, of or to, as the case may be, this Agreement, unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular shall include the plural, and vice versa.
15.15	Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a business day then such notice or other action or omission shall be deemed to required to be taken on the next occurring business day.
15.16	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

MERCK & CO., INC.		GTx, INC.

BY:	/s/ Peter N. Kellogg	BY:	/s/ Mitchell S. Steiner, M.D.

	Peter N. Kellogg		Mitchell S. Steiner, M.D.

TITLE:	Executive Vice President and	TITLE:	Vice Chairman, Chief Executive Officer
Chief Financial Officer

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULES

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2

Exclusive License and Collaboration Agreement
Schedule 1.32 GTx Patents
SERIAL NO.
DOCKET NO.	TITLE	INVENTOR (S)	PATENT NO.	FILING DATE	STATUS

[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exclusive License and Collaboration Agreement
Schedule 1.34 GTx Compounds
[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exclusive License and Collaboration Agreement
Schedule 1.40 GTx Trademarks

				Application
Trademark	Country	Class	Description	Date
Ostarine	European Community	05	Pharmaceutical preparations for use in the prevention or treatment of any disease related to androgen (testosterone)	March 2, 2007
			deficiency, including but not limited to cardiovascular disease, atherosclerosis, osteoporosis, bone disorders, cancer cachexia, kidney disease, muscle wasting, dry eye, appetite disorders, frailty, metabolic syndrome, obesity, wasting disorders, depression or sexual dysfunction

Ostarine	United States	05	Pharmaceutical preparations for use in the prevention or treatment of any disease related to androgen (testosterone) deficiency, including but not limited to cardiovascular disease, atherosclerosis, osteoporosis, bone disorders, cancer cachexia, kidney disease, muscle wasting, dry eye, appetite disorders, frailty, metabolic syndrome, obesity, wasting disorders, depression or sexual dysfunction	August 29, 2007

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE 1.59

			APPLICATION	APPLICATION	PATENT	GRANT	PUBLICATION	PUBLICATION
CASE #	TITLE	COUNTRY	NUMBER	DATE	NUMBER	DATE	NUMBER	DATE
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exclusive License and Collaboration Agreement
Schedule 4.3.2
[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exclusive License and Collaboration Agreement
Schedule 7.5

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

News Release

Merck Contacts:	Investor Relations	GTx Inc Contact:	Investor Relations
	Graeme Bell		Media
	Investor Relations		McDavid Stilwell
	1-908-423-5185		901-507-2667

Ian R. McConnell
Media
1-908-423-3046
GTx, Inc. and Merck & Co., Inc. Enter Global Strategic Collaboration for the Development of SARMs,
a Novel Investigational Class of Drugs to Treat Muscle Loss and other Musculoskeletal Conditions
MEMPHIS, Tenn., and WHITEHOUSE STATION, N.J., Nov. 6, 2007 — GTx, Inc. (NASDAQ: GTXI) and Merck & Co., Inc. (NYSE: MRK) today announced an agreement providing for a research and development and global strategic collaboration for selective androgen receptor modulators (SARMs), a new class of drugs with the potential to treat age-related muscle loss (sarcopenia) as well as other musculoskeletal conditions. This collaboration includes GTx’s lead SARM candidate, Ostarine™, which is currently being evaluated in a Phase II clinical trial for the treatment of muscle loss in patients with cancer, and establishes a broad SARM collaboration under which GTx and Merck will pool their programs and partner to discover, develop, and commercialize current as well as future SARM molecules. As part of this global agreement, Merck will be responsible for all future costs associated with ongoing development and, if approved, commercialization of Ostarine and other investigational SARMs resulting from the collaboration.
     Under the terms of the collaboration agreement and related stock purchase agreement, GTx and Merck will combine their respective SARM research programs. GTx will receive an upfront payment of $40 million plus $15 million in research reimbursements to be paid over the initial three years of the collaboration. In addition, Merck will make an equity investment of $30

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
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million in GTx common stock at a 40 percent premium to the 30 day average closing price. GTx will also be eligible to receive up to $422 million in future milestone payments associated with the development and approval of a drug candidate if multiple indications receive regulatory approval. Additional milestones may be received for the development and approval of other collaboration drug candidates. GTx will receive royalties on any resulting worldwide product revenue.
     “By combining our drug candidates, resources and talents, this Merck-GTx collaboration positions both companies for success in the development and commercialization of SARMs,” said Mitchell S. Steiner, M.D., chief executive officer of GTx. “We believe that Ostarine and our other SARMs offer the potential to address a number of unmet medical needs focused on musculoskeletal disorders. GTx believes that Merck has the world class scientific, clinical development, and commercial expertise to capture the potential of the SARM class.”
     “By selectively targeting the androgen receptor, SARMs offer a promising alternative to androgen therapy with the potential advantages of oral dosing, tissue selectivity and improved safety and tolerability,” said Alan B. Ezekowitz, MBChB, D.Phil., senior vice president and franchise head, Bone, Respiratory, Immunology, and Endocrine, Merck Research Laboratories. “GTx has established a strong scientific reputation in the research and development of novel SARMs and we look forward to working with Dr. Steiner and his team.”
     The effectiveness of the collaboration agreement and the investment in GTx common stock by Merck are subject to the expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, if applicable, as well as other customary closing conditions.
Conference Call
     GTx will host a conference call at 9 a.m. Eastern Time today to discuss the GTx-Merck collaboration as well as GTx’s third quarter 2007 financial results. To listen to the conference call, please dial: 800-901-5248 from the United States and Canada or 617-786-4512 (International). The passcode for the call is #62291111.
     A playback of the call will be available beginning today at 11:00 a.m. Eastern Time through November 20, and may be accessed by dialing: 888-286-8010 from the United States and Canada or 617-801-6888 (International). The reservation number for the replay is #89187183.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
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About SARMs
     Selective androgen receptor modulators (SARM) are a new class of drugs with the potential to treat sarcopenia (age-related muscle loss) and other musculoskeletal conditions. Ostarine, a first in class SARM, has demonstrated the ability to build lean body mass (muscle) in a proof of concept clinical trial and may have the potential to improve physical performance. Ostarine is currently being evaluated in a Phase II clinical trial for the treatment of muscle loss in patients with cancer.
About GTx
     GTx, headquartered in Memphis, Tenn., is a biopharmaceutical company dedicated to the discovery, development, and commercialization of small molecules that selectively target hormone pathways to treat cancer, osteoporosis and bone loss, muscle wasting and other serious medical conditions. GTx is developing ACAPODENE® (toremifene citrate), a selective estrogen receptor modulator, or SERM, in two separate clinical programs in men: first, a pivotal Phase III clinical trial for the treatment of serious side effects of androgen deprivation therapy for advanced prostate cancer, and second, a pivotal Phase III clinical trial for the prevention of prostate cancer in high risk men with high grade prostatic intraepithelial neoplasia, or PIN. GTx has licensed to Ipsen Limited exclusive rights in Europe to develop and commercialize ACAPODENE. GTx has agreed to a collaboration with Merck & Co., Inc. for the development and global commercialization of selective androgen receptor modulators, or SARMs, a new class of drugs with the potential to treat a variety of indications associated with muscle wasting and bone loss including sarcopenia and osteoporosis, cancer cachexia, and chronic kidney disease muscle wasting. GTx is also developing GTx-878, an estrogen receptor beta agonist for the treatment of benign prostatic hyperplasia and chronic prostatitis. GTx is planning to initiate human clinical studies for GTx-878 in 2009.
About Merck
     Merck & Co., Inc. is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck currently discovers, develops, manufactures and markets vaccines and medicine to address unmet medical needs. The company devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them. Merck also publishes unbiased health information as a not-for-profit service. For more information, visit http://www.merck.com.

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
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GTx Forward-Looking Statement
     This press release contains forward-looking statements based upon GTx’s current expectations, including all statements (i) that reflect the completion of the proposed collaboration with Merck (including statements related to GTx’s receipt of upfront licensing fees, guaranteed preclinical development reimbursements, development and approval milestone payments and royalty payments, as well as proceeds from the sale of GTx common stock to Merck); and (ii) relating to the prospects for, and the development and commercialization of, Ostarine and other SARMs. Forward-looking statements involve risks and uncertainties. GTx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risks that (i) the collaboration agreement may not become effective and the investment by Merck in GTx common stock may not occur as a result of the failure to satisfy certain closing conditions under the agreements with Merck, including relating to the Hart-Scott-Rodino Antitrust Improvements Act of 1974; (ii) even if the collaboration agreement becomes effective, future payments to GTx may not be realized due to the inability to achieve certain milestones under the collaboration agreement or the failure to develop and commercialize Ostarine and other SARMs included in or arising from the collaboration; (iii) product candidates developed under the collaboration may not be commercialized as a result of the failure to obtain required regulatory approvals, including if clinical trials do not demonstrate safety and efficacy in humans; (iv) even if required regulatory approvals are obtained, products developed under the collaboration may not gain market acceptance among physicians, patients, health care payors and the medical community; and (v) GTx could utilize its available cash resources sooner than it currently expects and may be unable to raise capital when needed, which would force GTx to delay, reduce or eliminate its product development programs or commercialization efforts. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. GTx’s quarterly report on form 10-Q filed with the U.S. Securities and Exchange Commission on August 1, 2007, contains under the heading “Risk Factors,” a more comprehensive description of these and other risks to which GTx is subject. GTx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
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Merck Forward-Looking Statement
     This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Merck’s business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of Merck’s Form 10-K for the year ended December 31, 2006, and in its periodic reports on Form 10-Q and Form 8-K, which the Company incorporates by reference.
# # #

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

GTx Questions & Answers
Draft: 11/5
BACKGROUND
[ * ]

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exclusive License and Collaboration Agreement
Schedule 10.2.3
NONE
GTx Confidential Information
October 31, 2007

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.